EXHIBIT 10.1

[*Confidential treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

COLLABORATION AND LICENSE AGREEMENT

By and Between

PHARMACIA & UPJOHN COMPANY

And

NASTECH PHARMACEUTICAL COMPANY, INC.

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION	1

ARTICLE 2 SCOPE OF RELATIONSHIP AND GRANT OF RIGHTS	10
2.1) Scope of Relationship and Grant of Rights	10
2.2) Sublicense Rights	10
2.3) Nastech Reserved Rights	10
2.6) Certain Covenants of Nastech	12
2.7) Certain Covenants of Pharmacia	13
2.8) Section 365(n) of the Bankruptcy Code	13
2.9) Nastech’s Right to Use Certain Pharmacia Data Outside the Field	13
2.10) Pharmacia’s Right to Use Certain Nastech Data in the Field	13

ARTICLE 3 DEVELOPMENT OVERSIGHT COMMITTEE	14
3.1) Development Oversight Committee	14
3.2) Development Oversight Committee Responsibilities	14
3.3) Decision Making; Administrative Matters	14

ARTICLE 4 DEVELOPMENT OF LICENSED PRODUCTS	15
4.1) Cooperation Regarding Development	15
4.2) Development Responsibilities	16
4.3) Global Development Plan	16
4.4) Development Activities	16

ARTICLE 5 COMMERCIALIZATION OF LICENSED PRODUCTS	17
5.1) Responsibility for Commercialization of Collaboration Product	17
5.2) Commercialization Committee	18
5.3) Commercialization Committee Responsibilities	18
5.4) Decision Making	18
5.5) Dispute Resolution	18
5.6) Global Commercialization Plan	18
5.7) Detailing	19
5.8) Promotional Expenditures	19
5.9) Orders; Recognizing Sales	19

ARTICLE 6 MANUFACTURE AND SUPPLY	20
6.1) Responsibility for Development Supply	20
6.2) Responsibility for Commercial Supply of API	20
6.3) Responsibility for Commercial Supply of Finished Product	20

ARTICLE 7 REGULATORY MATTERS	22
7.1) Ownership	22
7.2) Regulatory Coordination	22
7.3) Pharmacovigilance	23

ARTICLE 8 LICENSE FEES AND MILESTONES	24
8.1) Upfront License Fees	24
8.2) Equity Purchase	24
8.3) Development Milestone Payments	25
8.4) Sales Milestone Payments	26

ARTICLE 9 SALES-BASED COMPENSATION	26
9.1) Royalties	26
9.2) Duration of Obligation to Pay Sales-Based Compensation	27
9.3) Minimum Sales	28
9.4) Royalty Reports; Payments	29
9.5) Interest on Late Payments	29
9.6) Taxes	29
9.7) Records; Audits	29
9.8) Currency of Payment	30
9.9) Third Party Licenses	30
9.10) Compulsory License	30
9.11) Royalty Credit for Sample Costs	31

ARTICLE 10 INTELLECTUAL PROPERTY RIGHTS	31
10.1) Disclosure of Program Inventions	31
10.2) Ownership of Program Inventions	31
10.3) Ownership of Trademarks	32
10.4) Assignment of Program Inventions	32
10.5) Prosecution Patent Rights	32
10.6) Prosecution Costs	33
10.7) Cooperation	34
10.8) Notice of Issuance	34
10.9) No Implied Rights	34
10.10) Assertion of Patent Infringement	34
10.11) Third Party Infringement Suit	36
10.12) Cooperation	36
10.13) No Obligation to Prosecute	36

ARTICLE 11 CONFIDENTIALITY	36
11.1) Confidential Information	36
11.2) Disclosure	37
11.3) Exceptions	37
11.4) Terms of Agreement	38
11.5) Publications	38
11.6) Delay	38
11.7) Press Releases	38
11.8) Termination of Prior Agreement	39

ARTICLE 12 TERM AND TERMINATION	39
12.1) Term	39
12.2) Pharmacia’s Unilateral Termination Right	40
12.3) Termination For Material Breach	40
12.4) Termination Upon Bankruptcy	40
12.5) Termination Relating to Competitive Product	41
12.6) Rights of Pharmacia Upon Regularly Scheduled Termination	42
12.7) Grant Backs to Nastech	42
12.8) Other Residual Rights	45
12.9) Certain Consequences of Termination	46
12.10) Disposal of Inventory	47
12.11) Preservation of Rights upon Termination	47

ARTICLE 13 DISPUTE RESOLUTION	47
13.1) Non-Binding Mediation	47

ARTICLE 14 REPRESENTATIONS, WARRANTIES AND COVENANTS	48
14.1) Representation of Authority; Consents	48
14.2) No Conflict	48
14.3) Knowledge of Pending or Threatened Litigation	48
14.4) Additional Representations and Warranties of Nastech	48
14.5) Additional Warranty by Pharmacia	49
14.6) Disclaimer of Warranty	50
14.7) Notwithstanding	50

ARTICLE 15 INDEMNIFICATION	50
15.1) Indemnification	50
15.2) Indemnification Procedures	51

ARTICLE 16 CONDITIONS	51
16.1) HSR Filing	51
16.2) HSR-Related Definitions	52

ARTICLE 17 MISCELLANEOUS	52
17.1) Entire Agreement; Amendments	52
17.2) Notices	52
17.3) Force Majeure	53
17.4) Compliance with Export Regulations	53
17.5) Choice of Law: Jurisdiction	53
17.6) Assignment	54
17.7) Consequences of a Triggering Event	54
17.8) Non-Solicitation	55
17.9) Joint Committees	55

17.10) No Strict Construction	55
17.11) Headings	55
17.12) Severability	55
17.13) No Consequential Damages	55
17.14) General Provisions	56
[17.15) Employees and Agents	56
17.16) Patent Markings on Collaboration Product	56
17.17) Whole Agreement	57

SCHEDULE A
SCHEDULE B
SCHEDULE 2.4
SCHEDULE 4.3
SCHEDULE 4.5
SCHEDULE 9.1
SCHEDULE 12.5

COLLABORATION AND LICENSE AGREEMENT

     This Collaboration and License Agreement dated the 1st day of February, 2002 (the “Execution Date”) is by and between Pharmacia & Upjohn Company, a corporation organized and existing under the laws of the State of Delaware and having a place of business at 100 Route 206 North, Peapack, New Jersey 07977 (“Pharmacia”), and Nastech Pharmaceutical Company, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 45 Adams Avenue, Hauppauge, New York 11788 (“Nastech”).

RECITALS

     WHEREAS, Nastech is currently developing a product containing the Compound (as defined below) for the treatment of sexual dysfunction;

     WHEREAS, Pharmacia and/or its Affiliates are engaged in the research, development, production and sale of a wide range of pharmaceutical products;

     WHEREAS, Nastech and Pharmacia wish to enter into a licensing and collaboration arrangement regarding the development and commercialization of the Collaboration Product in the Field (as defined below), all on the terms and conditions set forth herein.

     NOW, THEREFORE, Nastech and Pharmacia, intending to be legally bound, hereby agree as follows:

ARTICLE 1

INTERPRETATION

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

“Affiliate” means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a specified person or entity. For purposes of this definition, “control” shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Business Day” means a day on which banking institutions in New York, New York are open for business.

“Change of Control” means (a) a merger or consolidation of a Party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, (b) a Third Party becoming, directly or indirectly, the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of a Party or otherwise designating more than fifty percent (50%) of a Party’s board of directors, or (c) the sale or other transfer of all or substantially all of a Party’s assets which relate to this Agreement to a Third Party.

“Collaboration Product” means a Licensed Product that is Developed and/or Commercialized in the Field pursuant to the terms of this Agreement.

“Commercialization” or “Commercialize” means any and all activities directed to marketing, promoting, distributing, offering for sale and selling a product, importing a product for sale, conducting Phase IIIB Studies and Phase IV Studies, manufacturing for commercial sale, and interacting with Regulatory Authorities regarding the foregoing. When used as a verb, “Commercialize” means to engage in Commercialization.

“Commercialization Committee” means the committee formed pursuant to Section 5.2.

“Commercially Reasonable and Diligent Efforts” means (a) such diligent and conscientious endeavors as, consistent with standards of good faith and reasonableness under the attendant circumstances, are appropriate to attempt to accomplish the stated result and (b) with respect to the research, development, manufacture, regulatory approval, commercialization and other exploitation of the Collaboration Product, such efforts and resources as are commonly used in the pharmaceutical industry for an ethical drug of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products, its proprietary position, the likelihood of regulatory approval, its profitability and all other relevant factors. Commercially Reasonable and Diligent Efforts shall be determined on a market-by-market basis for each Collaborative Product, as applicable.

“Competitive Product” means any prescription pharmaceutical product, other than a Collaboration Product, which is delivered intranasally and is being Developed or Commercialized at any time following the Effective Date for the treatment of male erectile dysfunction (or if a Collaboration Product receives Regulatory Approval for the treatment of female sexual dysfunction, then for the treatment of female sexual dysfunction).

“Competitive PDE V Product” means any prescription pharmaceutical product that is determined to be an inhibitor of the human PDE-V enzyme subtype [*] compared to any other human receptor, enzyme or ion channel subtype. The Parties shall mutually agree upon the

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

appropriate assay protocols for purposes of determining whether a particular compound is a Competitive PDE V Product.

“Compound” means apomorphine, including, without limitation, its salts, esters, metabolites, derivatives, isomers, hydrates, solvates, polymorphs and prodrugs thereof.

“Compulsory License” means a compulsory license under Nastech Technology obtained by a Third Party through the order, decree, or grant of a competent governmental authority or court, authorizing such Third Party to develop, make, have made, use, sell, offer to sell or import Collaboration Product in the Territory or in any portion thereof.

“Confidential Information” means all proprietary materials, know-how or other information (whether or not patentable) regarding a Party’s technology, products, business information or objectives relating to Licensed Product. Disclosures of Confidential Information may be made by written, graphic, oral, electronic or in any other form. The terms of this Agreement shall be considered Confidential Information of each Party.

“Control” or “Controlled” means with respect to any (a) material, item of information, method, data or other know-how, or (b) intellectual property right, in each case the possession (whether by ownership or license, other than pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access and/or a license as provided herein under such item or right without violating the terms of any agreement or other arrangement with any Third Party existing before or after the Execution Date.

“Development” or “Develop” means, preclinical and clinical drug development activities, including, among other things: test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control development, statistical analysis and report writing, conducting clinical trials for the purpose of obtaining Regulatory Approval, product approval and registration, and regulatory affairs related to the foregoing. When used as a verb, “Develop” means to engage in Development. For clarity, Development does not include Phase IIIB Studies or Phase IV Studies.

“Development Oversight Committee” means the committee formed pursuant to Section 3.1.

“Development Cost” means all costs and expenses incurred in connection with all studies or activities performed following the Effective Date in accordance with the Global Development Plan for the Development of a Collaboration Product in the Field, including without limitation the cost of Collaboration Product for use in pre-clinical and clinical studies.

“Effective Date” means the HSR Clearance Date (as defined in Article 16) or, if the Parties mutually agree that an HSR Filing is not required, the date of such mutual written agreement.

“Execution Date” shall have the meaning set forth in the introduction paragraph of this Agreement.

“FDA” means the United States Food and Drug Administration, or a successor agency thereto.

“Field” means the prevention, treatment, diagnosis or control of sexual dysfunction in humans, including, but not limited to, male erectile dysfunction and female sexual dysfunction.

“First Commercial Sale” means the first shipment of commercial quantities of the first Collaboration Product sold on arm’s length terms to a Third Party by Pharmacia or its Sublicensees in any country in the Territory after Regulatory Approval has been obtained for such Collaboration Product in such country. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

“Fully Allocated Manufacturing Cost” or “FAMC” shall have the meaning provided such term in the Supply Agreement.

“GAAP” means the then current United States generally accepted accounting principles, consistently applied. All financial determinations made under this Agreement shall be made in accordance with GAAP.

“Global Commercialization Plan” means the plan and budget for the Commercialization of the Collaboration Product in the Field to be prepared pursuant to Section 5.6.

“Global Development Plan” means the plan for the Development of Collaboration Product to be prepared pursuant to Section 4.3.

“IND” means (a) (i) an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder, that is required to be filed with the FDA before beginning clinical testing of a Collaboration Product in human subjects, or any successor application or procedure and (ii) any counterpart of a U.S. Investigational New Drug Application in any other country in the Territory, and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Joint Know-How” means confidential information and materials, including, but not limited to, (i) pharmaceutical and chemical products, (ii) technical and non-technical data, and information relating to the results of tests, assays, methods and/or processes, and (iii) drawings, plans, diagrams, specifications and/or other documents containing said information and data, in each case which is made jointly by employees, consultants or agents of Nastech or its Affiliates and by employees, consultants or agents of Pharmacia or its Affiliates following the Execution Date and in the course of Development or Commercialization of Collaboration Product, but excluding the Joint Patents.

“Joint Patents” means all Patent Rights that claim Program Inventions and name as inventors one or more employees, consultants or agents of Nastech or its Affiliates together with one or more employees, consultants or agents of Pharmacia or its Affiliates.

“Joint Technology” means Joint Know-How and Joint Patents.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law or similar binding effect of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

“Licensed Product” means any product that contains the Compound delivered intranasally.

“Licenses” has the meaning provided such term in Section 2.1 hereof.

“Nastech Development Activities” means all of Nastech’s Development activities required to manufacture Collaboration Product, including without limitation test method development and stability testing, formulation, process development, manufacturing scale-up, development stage manufacturing, and quality assurance/quality control development, in each case in accordance with the Global Development Plan.

“Nastech Know-How” means confidential information and materials, which is Controlled by Nastech or its Affiliates, whether as of or after the Execution Date, to the extent such is useful or necessary for the manufacture, testing, use or sale in the Field of a Licensed Product or any component thereof, including, but not limited to, (i) pharmaceutical or chemical products, (ii) technical and non-technical data, and information relating to the results of tests, assays, methods and/or processes, and (iii) drawings, plans, diagrams, specifications and/or other documents containing said information and data. The Nastech Know-How shall include the Joint Know-How to the extent Controlled by Nastech.

“Nastech Owned Patents” means all Patent Rights, which are Controlled by Nastech or its Affiliates, whether as of or after the Execution Date, and which contain claims which would be infringed by the manufacture, use or sale of Licensed Product, or any component thereof, in the Field, in the absence of this Agreement. The Nastech Owned Patents as of the Execution Date are listed in Schedule A.

“Nastech Patents” means the Nastech Owned Patents and the Joint Patents to the extent Controlled by Nastech.

“Nastech Technology” means all Nastech Patents and Nastech Know-How.

“NDA” means (a) the single application or set of applications for approval and/or pre-market approval to make and sell commercially a pharmaceutical therapeutic product or delivery systems or device filed with the FDA, including all information included in drug master files related to such application(s), and any related registrations with or notifications to the FDA, and (b) any counterparts to such applications filed with any other national or supranational Regulatory Authority in the Territory.

“Net Sales” means, with respect to any Collaboration Product, the gross invoiced sales in the Territory of such Collaboration Product by Pharmacia and its Sublicensees beginning on the First Commercial Sale of such Collaboration Product, less the following deductions to the extent included in the gross invoiced sales or otherwise paid or incurred by Pharmacia or its Sublicensees:

(a)	discounts, retroactive price reductions, credits, rebates, allowances, and adjustments;

(b)	amounts repaid or credited to customers by reason of rejections or returns of Collaboration Product;

(c)	trade, quantity, or cash discounts or rebates allowed, given or accrued (including but not limited to cash, governmental and managed care rebates, and hospital and other buying group chargebacks);

(d)	sales, excise, turnover, inventory, value-added and similar taxes payable on the sale of such Collaboration Product, and import and customs duties;

(e)	transportation, importation, insurance and other handling expense allowance equal to [*] of gross invoiced sales; and

(f)	the portion of any management fees paid during the relevant time period to group purchasing organizations that relate specifically to the sale of the Collaboration Product to such organizations.

Use of Collaboration Product for promotional or sampling purposes and in clinical trials contemplated under this Agreement shall not be considered in determining Net Sales.

“Party” means Pharmacia or Nastech; “Parties” means Pharmacia and Nastech.

“Patent Rights” means all existing patents and patent applications and all patent applications hereafter filed, including any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Pharmacia Know-How” means confidential information and materials, which is Controlled by Pharmacia or its Affiliates, whether as of or after the Execution Date, to the extent such is useful or necessary for the manufacture, testing, use or sale of a Collaboration Product in the Field, or any component thereof, including but not limited to (i) pharmaceutical or chemical products, (ii) technical and non-technical data, and information relating to the results of tests, assays, methods and/or processes, and (iii) drawings, plans, diagrams, specifications and/or other documents containing said information and data. The Pharmacia Know-How shall include the Joint Know-How to the extent Controlled by Pharmacia.

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

“Pharmacia Patents” means all Patent Rights which are Controlled by Pharmacia or its Affiliates as of or after the Execution Date and which contain claims which would be infringed by the manufacture, use or sale of Collaboration Product, or any component thereof, in the Field in the absence of this Agreement. Unless the context otherwise requires, Pharmacia Patents shall include the Joint Patents to the extent Controlled by Pharmacia.

“Pharmacia Technology” means the Pharmacia Know-How and the Pharmacia Patents.

“Phase IIIB Study” means a clinical trial intended to enhance the commercial profile of a product for a non-approved indication and not required or pivotal for Regulatory Approval for the initial indication.

“Phase IV Study” means clinical, preclinical, epidemiological modeling, and pharmacoeconomic studies that are designed to support marketing, publications, or future labeling changes within an approved indication.

“Program Invention” means all patentable inventions and discoveries that are conceived or reduced to practice by one or more employees, agents or consultants of Nastech and/or one or more employees, agents or consultants of Pharmacia under this Agreement in the course of performing the Development of a Collaboration Product.

“Promotional Expenditures” means all direct promotion and sales force costs and expenses incurred by Pharmacia in the Commercialization of Collaboration Product in the Territory. Promotional Expenditures include, without limitation, all costs related to (a) advertising, promotion, medical education and Collaboration Product publicity, (b) dissemination of scientific information to the healthcare community, (c) professional education services, (d) samples and field aids used in connection with Collaboration Product marketing and promotion, (e) clinical experience programs and market research activities, such as economic modeling, focus groups, studies and monitoring of market penetration and market share, (f) the costs of any Pharmacia sales forces utilized in the marketing and promotion of a Collaboration Product, as such costs are determined based on methodologies utilized by Pharmacia across all of its other products, (g) payments made to any Third Party for any Third Party sales forces utilized in the marketing and promotion of a Collaboration Product, (h) direct consumer advertising, (i) clinical trials conducted outside of the registration program for a particular indication (e.g., Phase IIIb and Phase IV clinical trials), and (j) training materials.

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity necessary for the manufacture, use, storage, import, export, transport, promotion, marketing and sale of a product in a country, together with any governmental price or reimbursement approvals.

“Regulatory Authority” means any governmental regulatory authority involved in granting Regulatory Approvals of any Collaboration Product, including, without limitation, the FDA and the European Commission.

“Stock Exchange” means the New York Stock Exchange or any similar exchange upon which the securities of a Party or any of its Affiliates are traded.

“Sublicensee” means a Third Party, which has been granted sublicense rights pursuant to this Agreement, which rights include at least the rights to make and sell Collaboration Product. Third Parties that are permitted only to distribute and resell Finished Product or that manufacture or finish Collaboration Product for supply to Pharmacia or its Affiliates are not “Sublicensees.”

“Supply Agreement shall have the meaning provided such term in Section 6.5 hereof.

“Territory” means all the countries of the world.

“Third Party” means any person or entity other than a Party or any of its Affiliates.

“Third Party License Agreement” means any license or sublicense agreement between Nastech or its Affiliates and a Third Party relating to Nastech Technology existing before or after the Execution Date.

“TPP” means the target product profile of the Collaboration Product for the male erectile dysfunction indication as set forth in Schedule B hereto, as it may be amended from time to time by written agreement of the Parties.

“Triggering Event” means a Change in Control with respect to Pharmacia involving a Third Party which is actively Developing or Commercializing a Triggering Product as of the effective date of such Change in Control; provided, however, that in the case of a Triggering Product that is a Competitive PDE V Product and which is not yet being Commercialized as of the effective date of such Change in Control, such product is then at a more advanced stage of Development than the first Collaboration Product being Developed pursuant to this Agreement.

“Triggering Product” means (i) any Competitive Product, or any (ii) Competitive PDE V Product that is being Developed or Commercialized for the treatment of male erectile dysfunction (or if a Collaboration Product receives Regulatory Approval for the treatment of female sexual dysfunction, then for the treatment of female sexual dysfunction).“Unit” shall have the meaning provided such term in the Supply Agreement.

“Unit” shall have the meaning provided such term in the Supply Agreement.

“Valid Claim” means a claim of any issued, unexpired Patent Right which has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition	Section

Licenses	2.1
First Offer	2.5	(a)
Supply Agreement	6.5
Recall	7.4	(a)
Milestone Event	8.3	(b)
Third Party Patent Licenses	9.9
Product Marks	10.3
Prosecuting Party	10.5	(c)
Non-Prosecuting Party	10.5	(c)
Publishing Party	11.5
Reviewing Party	11.5
Other Agreements	11.7
Term	12.1
Breaching Party	12.3	(a)
Non-Breaching Party	12.3	(a)
Breach Notice	12.3	(a)
Termination Notice Date	12.7	(b) (v)
Nastech Indemnified Parties	15.1	(a)
Pharmacia Indemnified Parties	15.1	(b)
Indemnified Party	15.2
Indemnifying Party	15.2
DOJ	16.2	(a)
FTC	16.2	(b)
HSR Act	16.2	(c)
HSR Clearance Date	16.2	(d)
HSR Filing	16.2	(e)
Purchase Intention Notice	17.7	(a)
Triggering Event Payment Guarantee	17.7	(d)
Qualified Guarantor	17.7	(d)
Triggering Event Payment	17.7	(e)
PHA Interest	17.7	(e)

ARTICLE 2

SCOPE OF RELATIONSHIP AND GRANT OF RIGHTS

     2.1) Scope of Relationship and Grant of Rights. Nastech hereby grants to Pharmacia an exclusive right and license under the Nastech Technology to Develop, make, have made, use, offer for sale, sell and import Licensed Product for use in the Field in the Territory, subject to the terms and conditions in this Agreement(the “Licenses”). The Licenses shall be effective as of the Effective Date and shall remain in effect on a country-by-country basis during the Term applicable thereto, as set forth in Section 12.1 hereof.

     2.2) Sublicense Rights. Pharmacia may grant sublicenses to its Affiliates and Third Parties under the Licenses; provided, however, Pharmacia may not grant any sublicense to a Third Party with respect to the United States, Japan, Germany, France, United Kingdom, Spain or Italy without the prior written consent of Nastech, such consent not to be unreasonably withheld or delayed.

     2.3) Nastech Reserved Rights. Notwithstanding the rights granted under Section 2.1, and in furtherance and not limitation of the provisions of Section 10.9, Nastech reserves the rights under the Nastech Technology (a) to make, have made, use, import and sell to Pharmacia active pharmaceutical ingredient of Collaboration Product and the Finished Products as set forth in this Agreement, (b) subject to Section 2.4, to research and Develop, make, have made, use, offer for sale, sell and import Licensed Product solely for use outside the Field, and (c) subject to Sections 2.4 and 2.5, to grant licenses to Third Parties under Sections 2.3(a) and 2.3(b).

     2.4) Development and Commercialization Outside the Field.

(a)	Nastech agrees that during the Term neither it nor any of its Affiliates shall conduct, or authorize any of their licensees or any Third Parties to conduct, any clinical trials of a Licensed Product for use outside the Field, in each case without first providing Pharmacia with a copy of the proposed protocol for the trial and obtaining Pharmacia’s prior written consent, such consent not to be unreasonably delayed or withheld. Pharmacia shall provide such consent unless Pharmacia can reasonably demonstrate that there is a reasonable potential that the Licensed Product to be Developed by Nastech for use outside the Field would be used in the Field or substituted by prescribers, dispensers and/or Third Party payers for any Collaboration Product being Developed or Commercialized in the Field, or if there is a reasonable potential that the Development or

Commercialization of the Licensed Product for use outside the Field could adversely impact the Development or Commercialization of a Collaboration Product in the Field. Once Pharmacia’s consent has been obtained regarding a particular clinical trial of a Licensed Product for use outside the Field, then Nastech shall be free to conduct the trial provided the same is conducted in adherence to the protocol so approved by Pharmacia.

(b)	Nastech agrees that during the Term neither it nor any of its Affiliates or licensees shall Commercialize a Licensed Product for use outside the Field if Pharmacia can reasonably demonstrate that there is a reasonable potential that such Licensed Product would be used in the Field or substituted by prescribers, dispensers and/or Third Party payers for any Collaboration Product being Developed or Commercialized in the Field, or if there is a reasonable potential that the Commercialization of such Licensed Product for use outside the Field could adversely impact the Development or Commercialization of a Collaboration Product in the Field.

(c)	The Parties acknowledge that the foregoing restrictions are necessary and reasonable in scope in order to protect the substantial investment that Pharmacia will make in the Development and Commercialization of Collaboration Product in the Field.

(d)	Pharmacia hereby agrees that Nastech may conduct the pre-clinical and clinical studies set forth in Schedule 2.4. Nastech agrees to provide Pharmacia with all data and other results from such studies promptly after the same is available.

     2.5) ROFN Outside Field. If Nastech intends to grant any rights or licenses to one or more Third Parties during the Term for the Development or Commercialization of any Licensed Product for an indication outside the Field, then the following provisions shall apply.

a)	Nastech shall offer such rights to Pharmacia on such financial and other terms and conditions as Nastech shall present in the form of a definitive written agreement proposal (“First Offer”). As part of the First Offer, Nastech shall include: (i) the specific indication(s) outside the Field for which Nastech wishes to Develop and Commercialize the Licensed Product, (ii) all information possessed and disclosable by Nastech that supports the Development of such Licensed Product for such indication(s) and is reasonably necessary for Pharmacia to assess the commercial potential of such Licensed Product for such indication(s), and (iii) a good faith proposal regarding the financial and other principal commercial terms of a Development and Commercialization collaboration between the Parties regarding such Licensed Product in such indication. Each First Offer shall be made no earlier than achievement of proof of principle data in humans for the applicable indication and no later than initiation of the first Phase IIIA trial for such Licensed Product in the applicable indication. Upon receipt of the First Offer, Pharmacia may accept it as such, or request negotiations based thereon.

b)	The parties agree to negotiate in good faith and on an exclusive basis with the objective of executing a mutually acceptable definitive written agreement for such Licensed Product and indication offered; provided, however, that in the event the Parties fail within [*] of Nastech’s First Offer, or any separately agreed written extension of such period, to execute a mutually acceptable definitive agreement, then Nastech shall be free to negotiate with Third Parties with respect to such Licensed Product and indication; provided, further, Nastech shall not enter into definitive agreements with any Third Party on terms which, taken as a whole, are more favorable to the Third Party licensee when compared to the terms proposed in Pharmacia’s last offer. In the event Nastech is willing to enter into definitive written agreements with any Third Party on terms which, taken as a whole, are more favorable to the Third Party licensee when compared to the terms proposed in Pharmacia’s last offer, then Nastech shall provide such Third Party licensee’s terms to Pharmacia. Pharmacia shall have [*] after the receipt of such terms to accept or reject such terms. If Pharmacia accepts such terms, the Parties shall enter into definitive written agreements based on such terms. If Pharmacia rejects such terms, Nastech shall be free to enter into definitive agreements with the Third Party licensee based on such terms, subject to the provisions of Section 2.4.

     2.6) Certain Covenants of Nastech. Nastech covenants to Pharmacia that commencing on the Effective Date and until the expiration of the Term neither it nor any of its Affiliates or licensees will (A) conduct, cause any Third Party to conduct, or permit any licensee of Nastech to conduct, a human clinical trial within the Field with respect to any Licensed Product, (B) publish or permit any licensee to publish any data from any human clinical trial which would promote a Licensed Product for use in the Field or otherwise promote a Licensed Product for use in the Field through publications, symposia, advertising or the like, or (C) knowingly furnish a Licensed Product or Compound to any Third Party for any such purpose. As of the Execution Date, Nastech represents that neither it nor any of its Affiliates has authorized any licensees to conduct any of the aforementioned activities. Nastech covenants that following the Effective Date, Nastech and its Affiliates will include a covenant regarding all of the foregoing in any agreement with any Third Party licensing any of Nastech’s or its Affiliates’ rights to a Licensed Product or the use of any Nastech Technology outside the Field, and such license agreement shall expressly provide that Pharmacia shall be a third party beneficiary of such covenant.

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

     2.7) Certain Covenants of Pharmacia. Pharmacia covenants to Nastech that commencing on the Effective Date and until the expiration of the Term that neither it nor any of its Affiliates or Sublicensees (A) will Develop, market, promote or sell a Licensed Product in the Field in the Territory except as a Collaboration Product pursuant to this Agreement, (B) conduct, cause any Third Party to conduct, or permit any Sublicensee to conduct, a human clinical trial outside the Field with respect to any Licensed Product, (C) publish or permit any Sublicensee to publish any data from any human clinical trial which would promote a Licensed Product for use outside the Field or otherwise promote a Licensed Product for use outside the Field through publications, symposia, advertising or the like, or (D) knowingly furnish a Licensed Product or Compound to any Third Party for any such purpose. Pharmacia covenants that following the Effective Date and until the expiration of the Term, Pharmacia will include a covenant regarding all of the foregoing in any license agreement with any Third Party regarding a Licensed Product or the use of any Nastech Technology in the Field, and such agreement shall expressly provide that Nastech shall be a third party beneficiary of such covenant.

     2.8) Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction. Upon the bankruptcy of either Party, the other Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to such other Party, unless the Party in bankruptcy elects to continue, and continues, to perform all of its obligations under this Agreement.

     2.9) Nastech’s Right to Use Certain Pharmacia Data Outside the Field. Subject to the provisions of Sections 2.4, 2.5 and 2.6, Pharmacia grants Nastech the right to utilize any data developed by Pharmacia in the course of the Development of a Collaboration Product for the sole purpose of enabling Nastech to Develop Licensed Product for use outside the Field.

     2.10) Pharmacia’s Right to Use Certain Nastech Data in the Field. Subject to the provisions of Section 2.7, Nastech grants Pharmacia the right to utilize any data developed by Nastech in the course of the Development of a Licensed Product outside the Field for the sole purpose of enabling Pharmacia to Develop Collaboration Product for use in the Field.

ARTICLE 3

DEVELOPMENT OVERSIGHT COMMITTEE

     3.1) Development Oversight Committee.

a)	Formation. As soon as practicable following the Effective Date, the Parties shall establish a Development Oversight Committee to oversee the Development of all Collaboration Product. The Development Oversight Committee shall be comprised of an equal number (not more than four) of Nastech and Pharmacia representatives and shall include representatives from the commercial, clinical development, regulatory and manufacturing groups of each Party, with each Party having one vote.

b)	Subteams. From time to time, the Development Oversight Committee may appoint such working groups or sub-teams as it may deem appropriate to establish to resolve specific issues. Any such working groups or sub-team shall be constituted and shall have such responsibilities as the Development Oversight Committee shall deem appropriate.

     3.2) Development Oversight Committee Responsibilities. The Development Oversight Committee shall be responsible for:

a)	determining which Licensed Product will be Developed and Commercialized as Collaboration Product;

b)	overseeing the Development of all Collaboration Product to ensure their marketability and approvability;

c)	approving target product profiles for Collaboration Product (including indications within the Field for which the Collaboration Product will be Developed and Commercialized, key labeling claims required for commercial success of the Collaboration Product given the competitive environment, and any other key product features and benefits which will be used to develop or support a promotional message for the Collaboration Product);

d)	reviewing and approving the Global Development Plan for each Collaboration Product, and any updates thereto;

e)	reviewing and approving the budgets for costs to be incurred by Nastech in the performance of Nastech Development Activities for each calendar year in accordance with the Global Development Plan; and

f)	facilitating the exchange of all data, information, material or results relating to the Development of Collaboration Product.

     3.3) Decision Making; Administrative Matters.

a)	Decision Making. All decisions of the Development Oversight Committee shall be made by the unanimous decision of Nastech and Pharmacia (subject to Section 3.3(b)), with the representatives of each Party who are members of the Development Oversight Committee collectively having one vote in any matter requiring the approval of the Development Oversight Committee.

b)	Dispute Resolution. If the Development Oversight Committee is unable to reach unanimous agreement on any issue within its purview relating to Development of Collaboration Product, such issue shall be determined by Pharmacia.

c)	Administrative Matters. Pharmacia shall appoint a chairperson of the Development Oversight Committee from among its members. The chairperson shall be responsible for calling meetings of the Development Oversight Committee and for leading the meetings. The secretary of the meeting, as designated by the chairperson, shall prepare and distribute to all members of the Development Oversight Committee minutes of the meeting within 10 Business Days following each meeting. Such minutes shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the Development Oversight Committee. Minutes of each Development Oversight Committee meeting shall be approved or disapproved, and revised as necessary, at the next meeting. Final minutes of each meeting shall be distributed to the members of the Development Oversight Committee by the chairperson.

d)	Meetings. The Development Oversight Committee shall meet at least four times per calendar year. Such meetings shall be held at Pharmacia’s offices and at such times as are mutually agreed upon by the Development Oversight Committee and may be conducted in person or by means of conference telephone or similar communications equipment so that all persons participating in the meeting can hear each other.

e)	Attendance at Meetings. If a Party’s representative is unable to attend a meeting, such Party shall designate an alternate representative to attend such meeting in place of the absent representative. In addition, each Party may, at its discretion, invite additional employees, and, with the consent of the other Party, consultants or scientific advisors, to attend the meetings of the Development Oversight Committee.

ARTICLE 4

DEVELOPMENT OF LICENSED PRODUCTS

     4.1) Cooperation Regarding Development. Each Party shall reasonably cooperate with the other in order to enable the other Party to discharge its obligations and exercise its rights under this Agreement. Nastech shall use Commercially Reasonable and Diligent Efforts to complete its obligations under this Agreement, including without limitation provision of Nastech

Know-How to Pharmacia, and its manufacture and supply of Collaboration Product. Pharmacia shall use Commercially Reasonable and Diligent Efforts to complete the Development of Collaboration Product, and file for and obtain Regulatory Approvals for and bring to market Collaboration Product for use in the Field in the US, Japan and major EU markets, all in accordance with its responsibilities as set out in the Global Development Plan adopted pursuant to Section 4.3.

     4.2) Development Responsibilities. Subject to the general oversight of the Development Oversight Committee and the provisions of Section 4.5, Pharmacia shall be responsible for performing all Development of Collaboration Product following the Effective Date that is required in order to obtain Regulatory Approval for Collaboration Product in the Field, except Nastech shall be responsible for the Nastech Development Activities. Pharmacia shall perform all of its Development activities in accordance with the INDs for the Collaboration Product and the Global Development Plan. Without limiting the generality of the foregoing, Pharmacia shall be responsible for:

a)	proposing the Development strategy for the indications in the Field for review and approval of the Development Oversight Committee;

b)	developing protocols for clinical studies in the indications in the Field and submitting the same to the Development Oversight Committee for review and comments; and

c)	conducting any pre-clinical and clinical studies included in the Global Development Plan for the indications in the Field.

     4.3) Global Development Plan. All Development of Collaboration Product shall be conducted by Pharmacia in accordance with the Global Development Plan, as it may be amended by the Development Oversight Committee from time to time. Attached hereto as Schedule 4.3 is a preliminary outline of the initial Global Development Plan, which provides a non-binding outline of the major Development activities currently expected to be undertaken until filing of the NDA. It is understood that such outline is preliminary in nature and subject to additional Pharmacia review and management approval. The Global Development Plan shall be updated on a regular basis, no less often than annually.

     4.4) Development Activities.

a)	Each Party shall conduct Development activities under this Agreement in compliance with all Laws that are applicable to the particular stage of Development of the Collaboration Product, including without limitation, GLPs, GCPs and GMPs.

b)	Pharmacia shall own all data generated pursuant to the Global Development Plan, including all data accumulated from all clinical trials, for each Collaboration Product, except Nastech shall own all data generated pursuant to its performance of Nastech Development Activities. Each Party shall disclose to the other Party all material information relating to any Collaboration Product promptly after it is learned or its materiality is appreciated. Pharmacia shall maintain the database of clinical trial data accumulated from clinical trials of all Collaboration Product, all safety data, and of adverse reaction information for all Collaboration Product during Development.

c)	As soon as practicable following the Execution Date, the Development Oversight Committee shall meet to develop a detailed plan regarding the transition of ongoing pre-clinical and clinical studies set forth in Schedule 4.5 from Nastech to Pharmacia. As soon as practicable following the Effective Date, the Parties shall use all reasonable and diligent efforts to cooperate with each other to ensure a smooth transition of such responsibilities from Nastech to Pharmacia, including without limitation meetings between appropriate personnel of the Parties, and Nastech’s personnel continuing to be involved in such ongoing studies in the capacity as reasonably requested by Pharmacia.

     4.5) Development Costs. Commencing on the Effective Data, Pharmacia shall be responsible for all Development Costs in the Field; provided, however, Nastech shall be responsible for all Development Costs incurred prior to the Execution Date. For any pre-clinical or clinical study initiated prior to the Execution Date and set forth on Schedule 4.5, (a) all costs of such study incurred after the Effective Date shall be paid by Pharmacia, and (b) within thirty days following the Effective Date, Pharmacia shall reimburse Nastech for any Development Costs incurred with respect to such study following the Execution Date and prior to the Effective Date to the extent such costs are set forth on Schedule 4.5.

     4.6) Reimbursement of Development Costs. After the Development Oversight Committee has approved a budget for Nastech Development Activities and such budget is set forth in a Global Development Plan, Nastech may incur costs in connection with its performance of such budgeted Nastech Development Activities. Within forty-five (45) days after each calendar quarter, Nastech shall submit to Pharmacia a written report setting forth in reasonable detail its costs incurred in the performance of Nastech Development Activities in such calendar quarter. Pharmacia shall reimburse Nastech for such costs within forty five (45) days after its receipt of the written report; provided, however, Pharmacia shall have no obligation to reimburse costs with respect to a particular Nastech Development Activity to the extent the actual costs exceeded the budgeted costs.

ARTICLE 5

COMMERCIALIZATION OF LICENSED PRODUCTS

     5.1) Responsibility for Commercialization of Collaboration Product. Pharmacia will be solely responsible for all Commercialization of Collaboration Product in the Territory,

subject to the oversight of the Commercialization Committee. Pharmacia shall use Commercially Reasonable and Diligent Efforts to Commercialize at least one Collaboration Product in the US, Japan and major EU markets.

     5.2) Commercialization Committee.

a)	Formation. No later than 18 months prior to the filing of the first NDA for a Collaboration Product, the Parties shall establish a Commercialization Committee to oversee the Commercialization of Collaboration Product on a global basis. The Commercialization Committee shall be comprised of an equal number of Nastech and Pharmacia representatives (not to exceed four), with each Party having one vote. Pharmacia shall appoint a chairperson for the Commercialization Committee. The Commercialization Committee shall follow the organizational and meeting procedures set forth in Article 3 with respect to the Development Oversight Committee.

b)	Subteams. From time to time, the Commercialization Committee may appoint such working groups or subteams as it may deem appropriate to establish. Any such working groups or subteams shall have such responsibility and be structured and operated in such manner as the Commercialization Committee deems appropriate.

     5.3) Commercialization Committee Responsibilities. To the extent permitted by applicable Law, the Commercialization Committee will facilitate the Commercialization of Collaboration Product on a global basis, including, among other things:

a)	oversight of the Collaboration Product launch process, including pricing; and

b)	addressing strategic and tactical issues (e.g., branding, product positioning, etc.)

     5.4) Decision Making. All decisions of the Commercialization Committee shall be made by the unanimous decision of Nastech and Pharmacia (subject to Section

     5.5) Dispute Resolution. If the Commercialization Committee is unable to reach unanimous agreement on any issue within its purview relating to the Commercialization of Collaboration Product, such issue shall be determined by Pharmacia.

     5.6) Global Commercialization Plan. On an annual basis, the Commercialization Committee shall approve a Global Commercialization Plan, which outlines the overall strategy and plan for the Commercialization of each Collaboration Product. Pharmacia shall prepare and submit to the Commercialization Committee for its review and approval each such Global Commercialization Plan. The Global Commercialization Plan shall be updated as deemed necessary but at least annually by Pharmacia.

     5.7) Detailing.

a)	Pharmacia shall diligently work to fulfill all responsibilities assigned to it under this Agreement and the Global Commercialization Plan and shall comply with all applicable Laws in the Territory. If the Parties agree that additional detailing or other internal resources are necessary beyond those provided in this Agreement, the Parties shall confer in good faith to determine and agree to the terms of such required additional efforts.

b)	Upon written notice to Nastech, Pharmacia and its Sublicensees shall have the right to use the services of a contract sales force (i.e., a Third Party whose primary business is devoted to detailing other persons’ products) to assist Pharmacia in satisfying its obligations hereunder in the Territory; provided, however, that (i) with respect to the US only, during the [*] after the First Commercial Sale in the US, Pharmacia shall detail Collaboration Product solely through its sales forces and will not rely upon contract sales forces, and during [*], Pharmacia will not rely upon contract sales forces to provide more than [*] of the details in the US for such period, and (ii) Pharmacia shall be responsible for all acts, omissions and performance of all such third party contractors hereunder; provided, further, that Pharmacia’s restrictions on its ability to use contract sales forces shall not apply if the Regulatory Approval of the Collaboration Product is not consistent with the TPP in all material respects.

     5.8) Promotional Expenditures. Pharmacia shall be responsible for all expenses related to Commercialization of Collaboration Product in the Field in the Territory. During the period [*], Pharmacia shall incur Promotional Expenditures of at least [*]. During the [*], Pharmacia shall incur Promotional Expenditures of [*] of the corresponding year’s projected annual Net Sales based on forecasts contained in the Global Commercialization Plan for Collaboration Product. During the [*], Pharmacia shall incur Promotional Expenditures of [*] of the corresponding year’s projected annual Net Sales based on forecasts contained in the Global Commercialization Plan for Collaboration Product.

     5.9) Orders; Recognizing Sales. Pharmacia shall be responsible for distributing Collaboration Product, accepting and fulfilling sales orders for Collaboration Product and recognizing sales of Collaboration Product. Nastech is not authorized to accept sales orders for Collaboration Product. If, for any reason, Nastech should receive sales orders for a Collaboration Product, Nastech shall forward such orders to Pharmacia as soon as practicable.

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

ARTICLE 6

MANUFACTURE AND SUPPLY

     6.1) Responsibility for Development Supply. During the term of the Supply Agreement, Nastech shall be responsible for manufacturing all quantities of Collaboration Product and Placebo (as such term is defined in the Supply Agreement) necessary for Development throughout the Territory. Following the expiration of the term of the Supply Agreement, Pharmacia shall be responsible for manufacturing all quantities of Collaboration Product and Placebo (as such term is defined in the Supply Agreement) necessary for Development throughout the Territory. As part of Nastech’s responsibilities pursuant to this Section 6.1, it shall be responsible for all aspects of its supply chain (including both active pharmaceutical ingredient and Collaboration Product), quality control, quality assurance, release testing, and packaging. Nastech shall supply the required quantities of Collaboration Product and Placebo for the Development of such Collaboration Product to Pharmacia at the prices and the other terms set forth in the Supply Agreement.

     6.2) Responsibility for Commercial Supply of API. If requested by Pharmacia, Nastech shall use Commercially Reasonable and Diligent Efforts to (i) assist Pharmacia in securing a qualified Third Party manufacturing source for the active pharmaceutical ingredient of Collaboration Product, and (ii) following the expiration or termination of the Supply Agreement (including any extension of the term thereof), assign to Pharmacia any of its then existing supply agreements with Third Party manufacturers of the active pharmaceutical ingredient of Collaboration Product.

     6.3) Responsibility for Commercial Supply of Finished Product. The Parties acknowledge that the annual manufacturing capacity of Nastech’s facility is [*] and, in order to secure the supply of the first Collaboration Product for Commercialization, Pharmacia shall, prior to the First Commercial Sale, qualify its or a Third Party’s manufacturing facility for the manufacture of the first Collaboration Product for Commercialization. Thereafter, Pharmacia shall also qualify its or a Third Party’s manufacturing facility for the manufacture of any additional Collaboration Products. During the period between the Effective Date and the fifth (5th) anniversary of the First Commercial Sale, and subject to the provisions of Section 6.4 and the Supply Agreement, Nastech shall be responsible for manufacturing in each calendar year of the lesser of (i) all quantities of Collaboration Product necessary for Commercialization throughout the Territory, and (ii) [*], all in accordance with the terms of the Supply Agreement. During such period, Pharmacia shall be responsible for manufacturing any quantities of Collaboration Product necessary for Commercialization of Collaboration Product throughout the Territory in excess of the quantities for which Nastech is responsible pursuant to the immediately preceding sentence. In addition, the Parties shall be jointly responsible for, and shall collaborate

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

with each other regarding, process development and scale up of the manufacturing process of any Collaboration Product that Nastech will supply to Pharmacia pursuant to the Supply Agreement, with each Party bearing all of the costs incurred by it in performing such activities. In the event Nastech is unable to supply the required quantities of Collaboration Product set forth in this Section 6.3, Pharmacia may manufacture that amount of Collaboration Product required for Commercialization but Nastech is unable to supply. Following the expiration or termination of the Supply Agreement (including any extension of the term thereof), Pharmacia shall be responsible for manufacturing all quantities of Collaboration Product necessary for Commercialization throughout the Territory; provided, however, if the term of the Supply Agreement is extended, Nastech shall be responsible for manufacturing, and Pharmacia shall be responsible for purchasing from Nastech, Collaboration Product during the period of such extension in accordance with the terms of the Supply Agreement.

     6.4) Pharmacia’s Right to Manufacture Finished Product. During the first five (5) years after the First Commercial Sale, Pharmacia may elect, in its sole discretion, to manufacture or have manufactured up to [*] of the active pharmaceutical ingredient and Collaboration Product required for Commercialization in the Territory by providing a written notice to Nastech no later than one hundred eighty (180) days prior to the commencement of such manufacturing by Pharmacia. In the event Pharmacia elects to so manufacture, in addition to the sales based compensation under Article 9, Pharmacia shall pay to Nastech a royalty equal to [*] of Net Sales on the quantities of Collaboration Product manufactured and sold by Pharmacia during the first five (5) years after the First Commercial Sale; provided, however, such royalties shall not be due with respect to any quantities of Collaboration Product manufactured by Pharmacia (i) as a result of Nastech’s failure to supply pursuant to the Supply Agreement (unless such failure is caused primarily by any act or omission of Pharmacia or its Sublicensees in breach hereof or of the Supply Agreement) or (ii) which are in excess of [*] per calendar year. For avoidance of doubt, no royalties shall be due to Nastech under this Section 6.4 with respect to Pharmacia’s manufacture of Collaboration Product following the first five (5) years after the First Commercial Sale (whether or not the term of the Supply Agreement is extended by the Parties).

     6.5) Manufacturing Terms. Subject to Pharmacia’s reimbursement of costs incurred for Nastech Development Activities under Section 4.6, each Party shall incur all costs to establish such Party or a Third Party acting on its behalf as a manufacturer of the active pharmaceutical ingredient and Collaboration Product. Contemporaneously with the execution of this Agreement, Nastech and Pharmacia are entering into a supply agreement, effective as of the Effective Date, setting forth the terms under which Nastech will supply Collaboration Product, and any Collaboration Product for use as samples to Pharmacia (the “Supply Agreement”). Subject to the provisions of Section 9.11, Nastech shall deliver the Collaboration Product and samples to Pharmacia at the prices set forth in the Supply Agreement. If there is any inconsistency with the terms of this Article 6 and the terms of the Supply Agreement, the terms of the Supply Agreement shall govern.

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

ARTICLE 7

REGULATORY MATTERS

     7.1) Ownership. Following the Effective Date, Nastech shall transfer to Pharmacia all existing INDs regarding Collaboration Product. All further submissions under such INDs, and any additional INDs regarding Collaboration Product for use in the Field, shall be filed in the name of and owned by Pharmacia. Pharmacia shall hold all Regulatory Approvals for Collaboration Product throughout the Territory. Pharmacia shall allow Nastech to reference relevant portions of the INDs and NDAs for Collaboration Product to the extent allowed under applicable Laws and necessary to enable Nastech to file and pursue Licensed Product for use solely outside the Field, and subject to the provisions of Section 2.4. Nastech shall allow Pharmacia to reference relevant portions of Nastech’s INDs and NDAs for Licensed Product being developed for use outside the Field to the extent allowed under applicable Laws and necessary to enable Pharmacia to file and pursue Collaboration Product for use solely in the Field, and subject to the provisions of Section 2.7.

     7.2) Regulatory Coordination.

a)	Regulatory Submissions. Pharmacia shall oversee, monitor and coordinate all regulatory actions, communications and filings with and submissions, including filings and submissions of supplements and amendments thereto, to the FDA or other Regulatory Authorities in the Territory with respect to all Collaboration Product.

b)	Regulatory Meetings and Correspondence. Pharmacia shall be responsible for interfacing, corresponding and meeting with the FDA and other Regulatory Authorities throughout the Territory with respect to Collaboration Product.

c)	Notices to Nastech. Pharmacia shall promptly (i) upon receipt of any material FDA or other Regulatory Authority correspondence with respect to Japan and major EU countries relating to the Collaboration Product, forward a copy or detailed and complete description of the same to Nastech and respond to all reasonable inquiries by Nastech with respect thereto; (ii) advise Nastech of any contemplated or required material communication with the FDA or any other Regulatory Authority in Japan and major EU countries regarding the Development of a Collaboration Product and, unless prohibited by applicable Law, provide Nastech in advance with a copy of such proposed written communication; (iii) inform Nastech of all meetings with representatives of the FDA or other Regulatory Authority in Japan and major EU countries concerning the Development of any Collaboration Product; (iv) if Nastech so requests and to the extent practicable, arrange for one representative of Nastech to attend any meetings related to the Development of a Collaboration Product solely as an observer; provided, however, that the exercise of such right shall not require Pharmacia to make any changes to the meeting schedule or location in order to accommodate participation by the Nastech representative; and (v) if a Nastech representative does not attend such meeting, forward to Nastech summaries of such meetings and copies of other significant communications with representatives of the FDA or other Regulatory Authority in Japan and major EU countries concerning the Collaboration Product.

     7.3) Pharmacovigilance. In the event that Nastech initiates clinical Development of a Licensed Product for use outside the Field in accordance with terms of this Agreement, then the pharmacovigilance departments of both Parties shall meet and determine the approach to be taken for the collection, review, assessment, tracking and filing of information related to adverse events associated with Licensed Product.

     7.4) Recalls.

(a)	Each Party shall promptly notify the other Party in writing if it determines that any event, incident or circumstance has occurred which may result in the need for a “recall” or “market withdrawal” (as such terms are defined in 21 CFR 7.3 or other similar national, state or local law or regulation) (hereinafter referred to as a “Recall”) of a Collaboration Product or any lot(s) thereof in the Territory.

(b)	Pharmacia shall be responsible for determining whether and upon what terms and conditions Collaboration Product shall be Recalled or otherwise withdrawn from sale to Third Parties within any country in the Territory. Pharmacia shall be responsible for discussions with Regulatory Authorities within the applicable country regarding all aspects of the Recall decision and the execution thereof. Upon the request of Pharmacia, Nastech shall reasonably cooperate in all Recall efforts.

(c)	If at any time in respect of the Territory

(i)	any governmental or Regulatory Authority in the Territory issues a request, directive or order for a Recall of a Collaboration Product in the Territory; or

(ii)	a court of competent jurisdiction orders a Recall of a Collaboration Product in the Territory;

then Pharmacia shall be responsible for implementing such Recall with the expenses arising from such Recall to be allocated as set forth in Section 7.4(d) below

(d)	All costs and expenses associated with implementing a Recall of a Collaboration Product in the Territory shall be allocated between the Parties as follows:

(i)	In the event, and to the extent, that the Recall arises out of (x) the negligence or willful wrongdoing of Nastech or its Affiliates, (y) a material breach of this Agreement or the Supply Agreement by Nastech or its Affiliate(s), or (z) the inaccuracy of any representation or warranty of Nastech or its Affiliate(s) hereunder or under the Supply Agreement, Nastech shall bear the costs and expenses for the Recall (including any out-of-pocket expenses reasonably incurred by Pharmacia in conducting such Recall) up to one-hundred percent (100%) thereof.

(ii)	In the event, and to the extent, that the Recall does not arise out of any of the events set forth in Section 7.4(d)(i), Pharmacia shall bear the costs and expenses associated with the Recall (including any out-of-pocket expenses reasonably incurred by Nastech in assisting Pharmacia in conducting such Recall) up to one-hundred percent (100%) thereof.

ARTICLE 8

LICENSE FEES AND MILESTONES

     8.1) Upfront License Fees. In consideration of the rights granted under this Agreement, Pharmacia shall pay Nastech a non-refundable, non-creditable license fee of Three Million Dollars ($3,000,000) within ten (10) days after the Execution Date

     8.2) Equity Purchase. Simultaneously with the execution of this Agreement, the Parties are entering into (i) an investment agreement, pursuant to which, and subject to the terms and conditions contained therein, Pharmacia shall, within ten (10) days after the Execution Date, purchase two hundred fifty thousand shares of common stock of Nastech at Twenty Dollars ($20.00) per share, which represents a premium of 43.37% to the volume weighted average market price of Nastech common stock during the month of December 2001, and (ii) a registration rights agreement, pursuant to which, and subject to the terms and conditions contained therein, Nastech shall register the common stock purchased by Pharmacia with the US Securities and Exchange Commission, at Nastech’s expense. The parties shall enter into further agreements, and execute and deliver documents as may be necessary or desirable to effectuate the provisions in this Section.

     8.3) Development Milestone Payments.

(a) As further consideration for the rights granted under this Agreement, Pharmacia shall pay Nastech a non-refundable, non-creditable fee of [*] within ten (10) days after Pharmacia’s receipt of written notice from Nastech certifying that (i) Nastech has submitted to Regulatory Authorities after the Effective Date the required documents to transfer all existing INDs relating to Collaboration Product that are Controlled by Nastech or its Affiliates to Pharmacia, and (ii) copies of all regulatory documents with respect to Licensed Product in Nastech’s possession or Control (including without limitation copies of all regulatory correspondence with Regulatory Authorities) have been delivered to Pharmacia; and

(b) As further consideration for the rights granted under this Agreement, Pharmacia shall make non-creditable payments to Nastech within thirty (30) days after the occurrence of each of the events listed below ( each such event, together with the events listed in 8.3(c) and 8.4 being referred to herein as a “Milestone Event”), in the amount provided. Each such payment shall be non-refundable and shall not be credited against any royalty, fee (including fees for any other Milestone Events) or other amount required to be paid to Nastech

Milestone Event	Payment Amount

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

c)	As further consideration for the rights granted under this Agreement, Pharmacia shall make non-refundable, non-creditable payments to Nastech for the following Milestone Events:

i)	The sum of [*]

ii)	The sum of [*]

     For clarity, each Milestone Event shall be payable only once during the Term. As used in this Section 8.3, “Initiation” means when the first patient has been enrolled in the trial.

     8.4) Sales Milestone Payments. As further consideration for the rights granted under this Agreement, Pharmacia shall pay Nastech each of the non-refundable, non-creditable amounts specified below within forty-five (45) days after the end of the calendar quarter in which any of the following worldwide thresholds are achieved, the achievement of each of which shall be a Milestone Event:

	Thresholds	Bonus Payment

(a)	[*]	[*]
(b)	[*]	[*]

     For clarity, the payments set forth in this Section 8.4 are payable only once, but are cumulative (e.g., [*]).

ARTICLE 9

SALES-BASED COMPENSATION

     9.1) Royalties. Pharmacia shall pay to Nastech, as further consideration for the rights granted under this Agreement, royalties based on Net Sales of Collaboration Product in the Territory as follows:

a)	The following incremental royalties; provided the sale of the Collaboration Product would, but for the Licenses hereunder, infringe a Valid Claim of a

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

Nastech Patent claiming the composition of a Compound or a pharmaceutical preparation containing the same, or the use of the Compound or such preparation in the Field:

[*]	[*]
[*]	[*]
[*]	[*]

b)	[*] of all Net Sales of Collaboration Product sold by Pharmacia or its Sublicensees in the Territory other than those covered by Section 9.1(a) above; provided, however, Net Sales under this Section 9.1(b) shall be taken into account in determining the incremental royalties under Section 9.1(a)

c)	For clarity, set forth in Schedule 9.1 is an example illustrating the calculation of royalties hereunder.

     9.2) Duration of Obligation to Pay Sales-Based Compensation.

a)	In the case of sales of Collaboration Product under Section 9.1(a), Pharmacia’s obligations to pay royalties will be effective as of the date of First Commercial Sale and shall terminate, on a country-by-country basis, upon the expiration of the last to expire Nastech Patent which contains at least one Valid Claim which claims the composition of the Compound or a pharmaceutical preparation containing the same, or the use of the Compound or such preparation in the Field.

b)	In the case of sales under Section 9.1(b), Pharmacia’s obligations to pay royalties will be effective as of the date of First Commercial Sale and shall terminate in European Union countries, on a country-by-country basis, upon the earlier of (i) [*] from the first commercial sale of such Collaboration Product in any country in the European Union, or (ii) sale by a Third Party who is not a Sublicensee of Licensed Product in an amount equal to or greater than 15% of unit sales (calculated on a relevant per day or per treatment basis) of Collaboration Product sold in such country.

c)	In the case of sales under Section 9.1(b), Pharmacia’s obligations to pay royalties will be effective as of the date of First Commercial Sale and shall terminate in countries outside of the European Union, on a country-by-country basis, upon the earlier of (i) [*] from First Commercial Sale of such Collaboration Product in such country, or (ii) sale by a Third Party who is not a Sublicensee of Licensed Product in an amount equal to or greater than 15% of unit sales (calculated on a relevant per day or per treatment basis) of Collaboration Product sold in such country.

     9.3) Minimum Sales.

a)	If the first Regulatory Approval of the Collaboration Product in the United States does not significantly differ from the TPP, Pharmacia guarantees that Pharmacia and its Sublicensees will achieve Net Sales of [*] per calendar year during the second through tenth full calendar years after the First Commercial Sale; provided that if this Agreement shall terminate or expire prior to the end of any such full calendar year, Pharmacia guarantees, with respect to such less than full calendar year, that Pharmacia and its Sublicensees will achieve Net Sales of such pro rata portion of [*] as corresponds to the percentage of such calendar year comprised by the period therein ending upon the effective date of such termination or expiration. Beginning with the third full calendar year after the First Commercial Sale, such minimum Net Sales amount shall be adjusted annually based on the changes in the Producer Price Index for Pharmaceutical Preparations. Notwithstanding the foregoing, such minimum Net Sales obligations will not be applicable where (i) Nastech fails to supply sufficient quantities of Collaboration Product in accordance with the Supply Agreement (unless such failure is caused primarily by any act or omission of Pharmacia or its Sublicensees in breach hereof or of the Supply Agreement) or (ii) the Collaboration Product is withdrawn from the market because continued sale of such Collaboration Product would be in violation of applicable Law or Pharmacia determines that the continued sale of such Collaboration Product would be unethical. In the event Pharmacia and its Sublicensees fail to achieve the applicable minimum Net Sales, Pharmacia shall (x) pay royalties to Nastech as if such minimum Net Sales had been achieved, and (y) grant rights to Nastech to permit Nastech’s sales representatives to detail Collaboration Product, at Nastech’s cost, in the US, Japan and major EU markets, to the extent permitted under applicable Laws and in accordance with the Global Commercialization Plan.

b)	In the event of a dispute between the Parties as to whether the Collaboration Product conforms to the TPP in accordance with Sections 5.7(b) or 9.3(a), the matter shall be submitted for decision to a neutral Third Party of sufficient knowledge and experience with the disputed subject matter who shall have been approved by Nastech and Pharmacia. In determining the conformity of the Collaboration Product to the TPP, the dispositive issue shall be whether the Collaboration Product exhibits any deviance or deviances from the TPP that is or are likely to have a material adverse impact upon the Collaboration Product’s marketability. The decision of such neutral shall be in writing, and shall be binding upon the Parties.

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

     9.4) Royalty Reports; Payments. Royalties payable hereunder will be paid to Nastech not later than forty-five (45) calendar days following the end of each calendar quarter after the First Commercial Sale and each such payment shall be accompanied by a report in writing showing the period to which such payment applies, the amount billed to Third Parties for Collaboration Product during such calendar quarter, the deductions from the amount billed to arrive at Net Sales, the total Net Sales for the period, the royalties due on such Net Sales, and any credits taken by Pharmacia against such royalties pursuant to Sections 9.9 or 9.11 hereof. Each such report shall separately state the Net Sales of Pharmacia and each of its Sublicensees during the reporting period on a country-by-country basis, and shall include all such information as may reasonably be required to determine fully and accurately the royalties due Nastech for such period.

     9.5) Interest on Late Payments. If Pharmacia fails to pay in full on or before the date the amount is due any royalty, fee or other amount that Pharmacia is required to pay under this Agreement, Pharmacia shall pay to Nastech (or its designee), on demand, interest at a per annum rate equal to [*] to be assessed from the first day after payment of the amount in question first became due, and thereafter calculated and payable monthly on the last day of each month, not in advance.

     9.6) Taxes. Nastech shall be solely responsible for any and all taxes due or payable on any sums paid to Nastech under this Agreement. Pharmacia shall withhold, or cause to be withheld, and timely pay, or cause to be paid, over to the appropriate tax authorities all taxes (other than taxes imposed on or measured by net income) which Pharmacia is required to withhold under the applicable Law of any country for the account of Nastech. Insofar as practicable, Pharmacia shall advise Nastech in advance of such deduction or withholding and shall furnish Nastech with receipts and with other information reasonably requested by Nastech evidencing such deductions and withholding. Nastech shall have the right to contest any such withholding in its own name. Proof of payment of such taxes shall be provided to Nastech within thirty (30) days after payment. Pharmacia will reasonably cooperate with Nastech to obtain the benefit of any applicable tax Law or treaty, including the pursuit of any refund or credit of such tax to Nastech.

     9.7) Records; Audits. Pharmacia and its Affiliates shall keep and maintain complete and accurate records and books of account documenting all revenues, expenses and all other data necessary for the calculation of royalties. Pharmacia and its Affiliates shall permit nationally recognized independent accountants retained by Nastech, to whom Pharmacia shall have no reasonable objection, upon reasonable prior written notice, to have access to its and its Affiliates’ records and books and premises for the sole purpose of determining the appropriateness of calculation of royalties due under this Agreement for any calendar year ending no more than three (3) years prior to the date of such request. Such examination shall be conducted during regular business hours and no more than once in each calendar year during the term of this Agreement and once during the calendar year following the expiration or termination of this Agreement.

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

     Such audit shall be at Nastech’s cost and expense; provided that, in the event any such audit reveals that Pharmacia has underpaid Nastech by an amount greater than five percent (5%) of the amounts due to Nastech in the period being audited, Pharmacia shall also reimburse Nastech for the reasonable out-of-pocket cost and expense of conducting the audit. If any audit reveals an overpayment by Pharmacia, Nastech shall (i) credit the amount of such overpayment to Pharmacia against the payment of royalties due for the next calendar quarter, with any amount of such overpayment in excess of such royalties carried over as a credit against the payment of royalties due for the succeeding calendar quarter until full credit of such overpayment is given; or (ii) in the event that such overpayment is discovered after termination or expiration of the Term, Nastech shall promptly refund such overpayment to Pharmacia.

     9.8) Currency of Payment. All references to “Dollars” or “$” herein are to United States Dollars. All payments to be made by Pharmacia to Nastech hereunder shall be made in United States Dollars. Where Collaboration Product are sold in a currency other than United States Dollars, conversion of sales recorded in local currencies to United States Dollars will be performed in a manner consistent with Pharmacia’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

     9.9) Third Party Licenses. In the event one or more patent licenses from Third Parties are required by Pharmacia or its Sublicensees in order to Develop, make, have made, use or sell a Collaboration Product in a country (“Third Party Patent Licenses”), [*] of any consideration actually paid under such Third Party Patent Licenses by Pharmacia or its Sublicensees shall be fully creditable against royalties payable to Nastech with respect to sale of such Collaboration Product; provided, however, in no event shall such credit cause the royalties paid to Nastech for any particular calendar quarter to be reduced to less than fifty percent (50%) of the amount that would otherwise be payable to Nastech for such calendar quarter pursuant to the provisions of Section 9.1 hereof; provided, further that any unused credits shall be carried over to future calendar quarters throughout the Term. Upon the expiration or termination of this Agreement, Nastech shall have no obligation to make any payment in respect of any balance that might otherwise be due with respect to its share of the consideration paid by Pharmacia or its Sublicensees under the Third Party Patent Licenses and which remains after the foregoing credits against royalties have been taken by Pharmacia.

     9.10) Compulsory License. Pharmacia and Nastech shall use Commercially Reasonable and Diligent Efforts to prevent or avoid any Third Party from obtaining or being granted a Compulsory License, and to the extent that a Third Party does obtain or is granted a Compulsory License, Pharmacia and Nastech will use Commercially Reasonable and Diligent

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

Efforts to limit or reduce the scope or applicability of such Compulsory License. If, notwithstanding Pharmacia’s and Nastech’s use of Commercially Reasonable and Diligent Efforts, any Third Party obtains a Compulsory License in any country, then Nastech or Pharmacia (whoever has first notice) shall promptly notify the other Party. If the royalty rate payable by the grantee of the Compulsory License is less than the above royalty rates, the above royalty rates shall be reduced to such lower rate enjoyed by such Third Party grantee in the subject country, for so long as sales are made pursuant to the Compulsory License.

     9.11) Royalty Credit for Sample Costs. [*] of all payments made by Pharmacia to Nastech under the Supply Agreement with respect to the purchase of samples of Collaboration Product for promotional purposes shall be fully creditable against royalties payable to Nastech with respect to sale of such Collaboration Product; provided, however, in no event shall such credit cause the royalties paid to Nastech for any particular calendar quarter to be reduced to less than [*] of the amount that would otherwise be payable to Nastech for such calendar quarter pursuant to the provisions of Section 9.1; provided, further that any unused credits shall be carried over to future calendar quarters throughout the Term until realized in full by Pharmacia. Upon the expiration or termination of this Agreement for any reason, Nastech shall promptly pay to Pharmacia the balance of any credit due Pharmacia pursuant to this Section 9.11 which has not yet been taken by Pharmacia.

ARTICLE 10

INTELLECTUAL PROPERTY RIGHTS

     10.1) Disclosure of Program Inventions. Each Party shall promptly disclose to the other Party the conception or reduction to practice of Program Inventions by employees or others acting on behalf of such Party. All disclosures under this Section 10.1 shall be made at least sixty (60) days prior to any public disclosure of such Program Invention or any required submission to government agencies in compliance with the requirements of government supported research.

     10.2) Ownership of Program Inventions. All right, title and interest in all Program Inventions shall be owned as follows:

a)	Nastech shall own all Program Inventions that are conceived or reduced to practice solely by one or more employees, agents or consultants of Nastech;

b)	Pharmacia shall own all Program Inventions that are conceived or reduced to practice solely by one or more employees, agents or consultants of Pharmacia; and

c)	Nastech and Pharmacia shall jointly own all Program Inventions that are conceived or reduced to practice by one or more of its employees, agents or consultants, together with one or more employees, agents or consultants of the other Party.

In the event of a dispute regarding inventorship, the Development Oversight Committee shall establish a procedure to resolve such dispute, which may include engaging a Third Party patent attorney jointly selected by the Parties to resolve such dispute, and the Development Oversight Committee shall not have the authority to resolve any dispute regarding inventorship. The Parties acknowledge that the ownership rights set out in this Section 10.2 are subject to the Licenses granted pursuant to this Agreement. Subject to the provisions of Sections 2.4, 2.5 and 2.7, each Party shall be free to use and exploit (which shall include the right to grant licenses under) the Joint Technology, without any duty of accounting to the other Party, for any purpose other than to Develop, make, have made, use, offer for sale, sell, or import Collaboration Product for use in the Field, which use of the Joint Technology in connection with Collaboration Product in the Field shall be in accordance with the royalty and other provisions of this Agreement

     10.3) Ownership of Trademarks. Pharmacia shall select and own all trademarks and service marks associated with Collaboration Product in the Territory (collectively, “Product Marks”). Pharmacia shall also own any domain names associated with Collaboration Product in the Territory, including any domain names which contain Product Marks. Nastech hereby agrees that at no time during the Term will it or any of its Affiliates attempt to use or register any trademarks, marks or trade names confusingly similar to such Product Marks or take any other action with a view to damaging the rights or goodwill in any of the Product Marks in any country.

     10.4) Assignment of Program Inventions. Each Party agrees that all employees acting on its behalf in performing its obligations under this Agreement shall be obligated to assign to such Party, or as such Party shall direct, all Program Inventions conceived or reduced to practice by such employee as part of the activities conducted under this Agreement. In the case of non-employees working on behalf of a Party, that Party shall endeavor to obtain either an assignment or license establishing its Control of all Program Inventions conceived or reduced to practice by such non-employees.

     10.5) Prosecution Patent Rights.

a)	Subject to the provisions of Section 10.6, each of Nastech and Pharmacia shall be responsible for the filing, prosecution and maintenance of all Patent Rights within the Nastech Patents and Pharmacia Patents, respectively.

b)	Each Party shall have the right to select patent counsel, subject to the other Party’s written approval (not to be unreasonably withheld or delayed) of such patent counsel, to prepare, file and/or prosecute patent applications for the Joint Patents for which it is the Prosecuting Party pursuant to paragraph (c)). Nastech and Pharmacia shall confer with respect to the best procedure to handle the preparation, filing, prosecution and maintenance of such application(s)

c)	With respect to the Joint Patents, the Development Oversight Committee shall determine which of the Parties shall be responsible for preparing, filing and/or prosecuting patent applications for Joint Patents and maintaining any patents issued thereon (the “Prosecuting Party”). The other Party (the “Non-Prosecuting Party”) shall have full rights of consultation with the Prosecuting Party and the patent counsel selected by the Prosecuting Party in all matters related to Joint Patents. The Prosecuting Party shall use reasonable diligent efforts to implement all reasonable requests made by the Non-Prosecuting Party with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and/or patents related to Joint Patents.

d)	If the Prosecuting Party elects not to pursue the initial filing of a potential Joint Patents or support the continued prosecution or international protection of Joint Patents, the Prosecuting Party shall notify the Non-Prosecuting Party promptly in writing and, for Joint Patents scheduled for international filing, prior to sixty (60) days before the date required for the convention year filing of such Joint Patents application or any other deadline date by which an action must be taken to establish or preserve a Joint Patent right. The Non-Prosecuting Party shall then have the right, but not the obligation, to pursue the filing or support the continued prosecution or international protection of such Joint Patents. If the Non-Prosecuting Party elects to pursue such filing or continue such support, then it shall notify the Prosecuting Party of such election, and the Prosecuting Party shall promptly assign to the Non-Prosecuting Party, without consideration, all of its right, title and interest in such Joint Patent.

     10.6) Prosecution Costs. Pharmacia shall be responsible for any out-of-pocket costs or expenses reasonably incurred by Nastech and approved by Pharmacia (such approval not to be unreasonably withheld or delayed), after the Effective Date of this Agreement, in the course of filing, prosecuting and maintaining any Nastech Owned Patents related to the Collaboration Product (excluding any Joint Patents) up to a total cost of [*]. So long as Pharmacia is required to pay for the filing, prosecuting and maintaining Nastech Owned Patents under this Section, Pharmacia shall have full rights of consultation with Nastech and patent counsel selected by Nastech, that Pharmacia has no reasonable objections to, in all matters related to Nastech Owned

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

Patents. Nastech shall use reasonable diligent efforts to implement all reasonable requests made by Pharmacia with regard to preparation, filing, prosecution and/or maintenance of the patent applications and patents related to Nastech Owned Patents. Nastech shall be responsible for any costs or expenses incurred by it in the course of filing, prosecuting and maintaining the Nastech Owned Patents (excluding any Joint Patents) in excess of [*]. Pharmacia shall be responsible for any costs or expenses incurred by it in the course of filing, prosecuting and maintaining the Pharmacia Patents (excluding any Joint Patents). The Development Oversight Committee shall determine which of the Parties shall be responsible for the reasonable out of pocket costs and expenses incurred by the Parties in filing, prosecuting and maintaining any Joint Patents; provided, however, that in the event the Development Oversight Committee is unable to agree upon an appropriate allocation between the Parties, the Parties shall share such costs and expenses equally on an ongoing basis.

     10.7) Cooperation. Each of Nastech and Pharmacia shall make available to the other Party (or to the other Party’s authorized attorneys, agents or representatives) its employees, agents or consultants to the extent necessary or reasonable to enable the appropriate Party to file, prosecute and maintain patent applications and resulting patents with respect to inventions owned by a Party and relating to Collaboration Product for use in the Field, and for periods of time sufficient for such Party to obtain the necessary assistance from such personnel. Where appropriate, each of the Party shall sign or cause to have signed all documents necessary for the same.

     10.8) Notice of Issuance. Nastech shall keep Pharmacia informed with regard to the status of the Nastech Owned Patents and the Joint Patents for which it is the Prosecuting Party, and Pharmacia shall keep Nastech informed with regard to the status of Pharmacia Patents and any Joint Patents for which it is the Prosecuting Party. Nastech shall promptly deliver or have delivered to Pharmacia copies of all patent applications, amendments, related correspondence, and documents concerning the Nastech Owned Patents and Joint Patents for which it is the Prosecuting Party, and Pharmacia shall promptly deliver or have delivered to Nastech copies of all patent applications, amendments, related correspondence, and documents concerning the Pharmacia Patents and any Joint Patents for which it is the Prosecuting Party. Each Party shall notify the other Party of the issuance of each patent included within the Patent Rights for which the notifying Party is responsible pursuant to Section 10.5 above, giving the date of issue and patent number for each such patent.

     10.9) No Implied Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest or other right, title or interest in or to the Patent Rights or other intellectual property or Confidential Information of the other Party, including items Controlled or developed by the other Party, or delivered by the other Party to said Party, at any time pursuant to this Agreement.

     10.10) Assertion of Patent Infringement. Nastech and Pharmacia shall each promptly notify the other in writing of any alleged or threatened infringement of any patents which adversely affects the Development or Commercialization of Collaboration Product in the Field, or if either Party, or any of their respective Affiliates, shall be individually named as a defendant in a legal proceeding by a Third Party for infringement of a patent because of the manufacture, use or sale of a Collaboration Product in the Field or because of attempts to invalidate Pharmacia Patents or Nastech Owned Patents or Joint Patents in relation any Collaboration Product in the Field.

a)	In the event of any challenge to (including any interference or opposition or similar proceedings) or any alleged or threatened infringement of the Nastech Owned Patents, Pharmacia Patents or Joint Patents relating to Collaboration Product in the Field, the Parties shall consult to determine the course of action to be taken, including, but not limited to, the commencement of any suit (including any action or other proceeding) to enjoin, prohibit or otherwise secure the cessation of such infringement. If both Parties agree to proceed with any such suit, they shall (i) jointly select and instruct patent counsel and confer with respect to such suit acting on the advice of such patent counsel and in the best interests of the Collaboration Product (provided that if the Patent Rights subject to such infringement are those of only one Party, such Party shall have the exclusive right to select patent counsel with the advice and consent of the other Party, which consent shall not unreasonably be delayed, conditioned or withheld), (ii) each be responsible for fifty percent (50%) of all costs and expenses, including reasonable attorneys’ and experts’ fees, incurred in commencing and maintaining such suit, and (iii) each have the right to receive payment of fifty percent (50%) of such balance of any settlement amount, damages or other monetary awards recovered in connection with such suit as remains after reimbursement of their respective actual out-of-pocket costs and expenses (including reasonable attorneys’ and experts’ fees) incurred in connection with such suit, provided that if the amounts recovered do not fully reimburse the costs, expenses and losses described in this Section 10.10(a), such amounts shall be paid to the Parties pro-rata to the costs and expenses incurred, and loss suffered by, the Parties.

b)	If one of the Parties shall elect not to proceed with the commencement of such infringement suit, the other Party shall have the right, but not the obligation, to commence and maintain such suit at its own cost and expense and, in the event that it shall elect to proceed with such suit, it retains further exclusive rights (i) to select and retain patent counsel with the advice and consent of the Party that has elected not to so proceed, which consent shall not unreasonably be delayed, conditioned or withheld, and (ii) to direct and control such suit and to receive and retain all settlement amounts, damages and other monetary awards recovered in connection therewith.

c)	Each Party agrees to cooperate with the other at the request of the other, including giving testimony and producing documents lawfully requested in the course of a suit prosecuted by such Party pursuant to this Section 10.10, and shall endeavor to cause its and its Affiliates employees to cooperate with the other Party.

     10.11) Third Party Infringement Suit. In the event that a Third Party sues Pharmacia or Nastech or their respective Affiliates alleging that the making, using, marketing, importing, exporting, selling or offering to sell Collaboration Product infringes or will infringe claims in said Third Party’s Patent Rights, then the Party so sued may elect to defend such suit, but shall fully consult with the other Party. Neither Party may settle any such action on terms that adversely affect the other Party without the express written consent of the other Party, such consent not to be unreasonably withheld or delayed. If, as a result of a judgment in the litigation or settlement with the Third Party, Pharmacia is required to pay royalties or other monies to such Third Parties, such payments may be treated as royalties under a Third Party Patent Licenses under Section 9.9.

     10.12) Cooperation. If either Party shall become engaged in or participate in any suit described in Section 10.10 or 10.11, or any investigation, claim, interference or other proceeding with any Third Party (including any proceeding before a relevant Regulatory Authority) relating in any way to the Collaboration Product or to any Pharmacia Technology, Nastech Technology, or Joint Technology affecting any of Collaboration Product, the other Party shall cooperate, and shall endeavor to cause its and its Affiliates and Sublicensees’ employees to cooperate, with such Party in all reasonable respects in connection therewith, including, without limitation, giving testimony and producing documents lawfully requested, and using its Commercially Reasonable and Diligent Efforts to make available to the other Party, at no cost to the other Party (other than reimbursement of actually incurred, reasonable out-of-pocket expenses), such employees who may be helpful, with respect to such suit, investigation, claim, interference or other proceeding.

     10.13) No Obligation to Prosecute. Notwithstanding any other provision of this Article, neither Party shall have an obligation to prosecute or maintain, or take or defend any action in respect of any Patent Right which is owned by a Third Party.

ARTICLE 11

CONFIDENTIALITY

     11.1) Confidential Information. Except as otherwise provided in this Article 11 and Section 12.7(b)(v), from the Execution Date until the fifth anniversary of the expiration of or termination of this Agreement, or for a period of ten (10) years from the Execution Date, whichever is the longer, the Parties shall, and shall procure that their Sublicensees and consultants, contractors and clinical investigators shall, maintain in confidence and use only for purposes specifically authorized under this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement.

     11.2) Disclosure. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Confidential Information of the other Party it is otherwise obliged under this Article not to disclose:

a)	to its Affiliates, Sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis and on the condition that such entities or persons agree, in a binding written agreement, to keep the Confidential Information confidential to substantially the same extent as such Party is required to keep such Confidential Information confidential; and

b)	to Regulatory Authorities and other Third Parties to the extent that such disclosure is reasonably necessary to obtain authorizations to conduct clinical trials or to file and maintain Regulatory Approvals and to Commercialize the Collaboration Product.

     11.3) Exceptions. The obligation not to disclose Confidential Information shall not apply to any part of such Confidential Information that:

a)	is or becomes published or otherwise becomes publicly known other than by acts of the Party obligated not to disclose such Confidential Information or its Sublicensees, consultants, contractors or clinical investigators in breach of this Agreement;

b)	was disclosed to the receiving Party or its Affiliates or Sublicensees by a Third Party, provided that such Confidential Information was not obtained by such Third Party from the disclosing Party under an obligation of confidentiality;

c)	prior to disclosure under this Agreement, was already in the possession of the receiving Party or its Affiliates or Sublicensees, provided that such Confidential Information was not obtained from the disclosing Party under an obligation of confidentiality;

d)	can be shown by written documents to have been independently developed by the receiving Party or its Affiliates without breach of any of the provisions of this Agreement or access to any Confidential Information provided by the disclosing Party; or

e)	is required to be disclosed by the receiving Party to comply with applicable Laws, or with a court or administrative order or the rules of any relevant Stock Exchange, provided, however, that this Section 11.3(e) shall not permit a Party to disclose the other Party’s confidential know-how for the purpose of obtaining Patents Rights.

     In the case of a disclosure permitted by Section 11.3(e), the receiving Party shall, if practicable, notify the disclosing Party in writing prior to any such disclosure and use

Commercially Reasonable and Diligent Efforts to secure confidential treatment thereof prior to its disclosure (whether by protective order or otherwise).

     11.4) Terms of Agreement. Notwithstanding the provisions of Sections 11.1 through 11.3, each Party shall be entitled to disclose the terms of this Agreement to its advisors and potential investors or other financing sources, without the consent of the other Party, on the condition that such entities or persons agree to keep such terms confidential for the same time periods and to the same extent as such Party is required to keep such terms confidential. Each party shall give the other Party a reasonable opportunity to review all filings with the United States Securities and Exchange Commission or any Stock Exchange describing the terms of this Agreement prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

     11.5) Publications. Each Party recognizes the mutual interest in obtaining valid patent protection. Consequently, any Party or its Sublicensees, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed by or on behalf of such Party as part of the Global Development Plan or, in the case of Nastech’s activities relating to Collaboration Product, prior to the Execution Date (the “Publishing Party”) shall transmit to the other Party (the “Reviewing Party”) a copy of the proposed written publication at least sixty (60) days prior to submission for publication, or an abstract of such oral disclosure at least thirty (30) days prior to submission of the abstract or the oral disclosure, whichever is earlier. The Reviewing Party shall have the right to (a) request a delay in publication or presentation in order to protect patentable information, (b) propose modifications to the publication for patent reasons or (c) request that the information be maintained as a trade secret. With respect to publications or disclosures by investigators or other Third Parties, such publications and disclosures shall be subject to review by the Reviewing Party under this Section 11.5 only to the extent that the Publishing Party has the right to do so.

     11.6) Delay. If the Reviewing Party requests a delay as described in Section 11.5 above, the Publishing Party shall delay submission or presentation of the publication for a period of sixty (60) days from the date of such request to enable patent applications protecting each Party’s rights in such information to be filed. Upon the expiration of sixty (60) days, in the case of proposed written disclosures, or thirty (30) days, in the case of an abstract of proposed oral disclosures, from transmission of such proposed disclosures to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the oral presentation, respectively, unless the Reviewing Party has requested the delay described above. To the extent practicable in the reasonable exercise of its discretion, the Publishing Party shall incorporate all modifications proposed under this Section. If a trade secret that is the subject of a request made under this Section cannot be otherwise protected without unreasonable expense to the Reviewing Party, such information shall be omitted from the publication.

     11.7) Press Releases. Following the Execution Date, the Parties shall issue one or more press releases regarding this Agreement, the Supply Agreement and the investment agreement and registration rights agreement contemplated by Section 8.2 (the Supply

Agreement, investment agreement and registration rights agreement being referred to herein as the “Other Agreements”), the timing and content of which shall be mutually agreed. Except to the extent required by Law or the rules of a relevant Stock Exchange or as otherwise permitted in accordance with this Section 11.7, neither Party shall make any further public announcements concerning this Agreement, the Other Agreements or the subject matter hereof or thereof without the prior written consent of the other, which shall not be unreasonably withheld. Notwithstanding the foregoing, the Parties agree that each Party may desire or be required to issue press releases relating to the Agreement, the Other Agreements or activities hereunder or thereunder, and the Parties agree to consult with each reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with Law or for appropriate market disclosure. The principles to be observed by Pharmacia and Nastech in public disclosures with respect to this Agreement or the Other Agreements shall be: accuracy, compliance with applicable legal requirements, the requirements of confidentiality under Sections 11.1 through and including 11.5 and this Section 11.7 and normal business practice in the pharmaceutical and biotechnology industries for disclosures by companies comparable to Pharmacia and Nastech. In the event of a public announcement, the Party making such public announcement shall provide the other Party with a reasonable opportunity, judged in the light of the circumstances, and the right to approve the content of such announcement prior to its being made, which approval shall not be delayed or unreasonably withheld. The contents of any such announcement or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval.

     11.8) Termination of Prior Agreement. The Parties agree that as of the Effective Date the Confidentiality Agreement dated as of [*], between Pharmacia and Nastech is hereby terminated and superseded by the provisions of this Agreement, and any disclosures made under the terms of that Confidentiality Agreement shall be deemed to have been made under the terms of this Agreement.

ARTICLE 12

TERM AND TERMINATION

     12.1) Term. This Agreement becomes effective as of the Effective Date and shall terminate on a country-by-country basis on expiry of all of Pharmacia’s payment obligations in respect of sales of Collaboration Product in such country unless terminated earlier as set forth in this Article 12 (the “Term”).

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     12.2) Pharmacia’s Unilateral Termination Right. Pharmacia shall have the right to terminate this Agreement, at any time and for any reason, upon [*] days’ prior written notice to Nastech.

     12.3) Termination For Material Breach.

a)	Termination Rights. Upon a material breach of this Agreement by Pharmacia or Nastech (in such capacity, the “Breaching Party”), the other Party (in such capacity, the “Non-Breaching Party”) may provide written notice (a “Breach Notice”) to the Breaching Party specifying the material breach. If (i) the Breaching Party fails to cure such material breach during the [*] day period following the date on which the Breach Notice is provided (or, if such material breach, by its nature, is a curable breach that is not curable within the [*] day period, such longer period as would be reasonably necessary for a diligent party to cure such material breach), or (ii) such material breach, by its nature, is incurable, then the Agreement shall terminate.

b)	Material Breach Relating to the Development or Commercialization of a Collaboration Product. Notwithstanding the provisions of Section 12.3(a), in the event a material breach which does not relate to payment is limited to a particular Collaboration Product, then the Non Breaching Party shall be entitled to terminate this Agreement only with respect to such Collaboration Product. Furthermore, in the event a material breach relating to a particular Collaboration Product is limited to a particular country or particular countries, then the Non Breaching Party shall be entitled to terminate this Agreement only with respect to the particular Collaboration Product and only with respect to the particular country or particular countries.

c)	Dispute Resolution. Termination under this Section 12.3 for whatever reason will be automatically stayed for the duration of any dispute resolution proceedings initiated under Article 13 regarding the dispute forming the basis for the proposed termination.

     12.4) Termination Upon Bankruptcy. This Agreement may be terminated by a Party upon written notice to the other in the event that (i) the other Party shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (ii) if there shall have been filed against the other Party any such bona fide petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or which remains undismissed for a period of [*]; or (iii) if the other Party by

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any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of [*]; or (iv) anything analogous to any of the foregoing occurs in any applicable jurisdiction. Termination shall be effective upon the date specified in such notice.

     12.5) Termination Relating to Competitive Product.

a)	Nastech shall have the right to terminate this Agreement in its entirety in the event Pharmacia or its Affiliates initiates [*] with respect to a Competitive Product, or markets and sells any Competitive Product, and Pharmacia fails to file the first NDA with the FDA for the first Collaboration Product within [*]; provided, however, that (i) the foregoing shall not apply in the event there shall be any changes to the assumptions set forth in Schedule 12.5, (ii) the foregoing shall not apply unless Pharmacia is developing or marketing and selling the Competitive Product at the expiration of the [*] period, and (iii) Nastech must exercise its right to terminate under this Section 12.5(a) within [*] after the expiration of such [*] period.

b)	Nastech shall have the right to terminate this Agreement only with respect to the Licenses granted hereunder in the European Union in the event Pharmacia or its Affiliates initiates [*] with respect to a Competitive Product, or markets and sells a Competitive Product, and Pharmacia fails to file the first NDA for the first Collaboration Product in the European Union either through the Central Procedure for Medicinal Products or the Mutual Recognition Process with a reference member state within [*]; provided, however, that (i) the foregoing shall not apply in the event there shall been any changes to the assumptions set forth in Schedule 12.5, (ii) the foregoing shall not apply unless Pharmacia is developing or marketing and selling the Competitive Product in the European Union at the expiration of the [*] period, and (iii) Nastech must exercise its right to terminate under this Section 12.5(b) within [*] after the expiration of such [*] period

c)	In the event that Nastech fails to supply Pharmacia on a timely basis with any quantities of the first Collaboration Product that are ordered under the Supply Agreement for use in conducting Development of such Collaboration Product, then the [*] periods set forth in Sections 12.5(a) and 12.5(b), respectively, shall automatically be extended by a period equal to the

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duration of any delay realized by Pharmacia in obtaining such Collaboration Product and Nastech’s notice obligation under those Sections shall commence upon the expiration of such extended period

d)	Notwithstanding the provisions of Sections 12.5(a)(i) and 12.5(b)(i), with respect to any change in the formulation for the Collaboration Product which is made by Pharmacia during the [*] period set forth in Section 12.5(a) [*] set forth in Section 12.5(b), in the event that Nastech reasonably believes that the primary purpose for such change is to enable Pharmacia to avoid the [*] deadlines set forth in such Sections and not for the purpose of addressing any legitimate Development or Commercialization risks or issues regarding the Collaboration Product (e.g., to address concerns expressed by Regulatory Authorities with respect to the previous formulation or to improve the marketability of the Collaboration Product), Nastech shall notify Pharmacia and the Parties shall promptly meet to discuss the basis for Nastech’s belief. If after good faith discussions the Parties are unable to resolve such issue to Nastech’s reasonable satisfaction, the matter shall be submitted for decision to a neutral Third Party of sufficient knowledge and experience in the Development and Commercialization of pharmaceutical products who is acceptable to both Parties. Such neutral Third Party shall only decide whether Pharmacia’s decision to change the formulation of the first Collaboration Product during the [*] set forth in Section 12.5(a) or the [*] set forth in Section 12.5(b) was primarily motivated by a desire to avoid the [*] deadlines set forth in such Sections and not for the purpose of addressing any legitimate Development or Commercialization risks or issues regarding the Collaboration Product (e.g. to address concerns expressed by Regulatory Authorities with respect to the previous formulation or to improve the marketability of the Collaboration Product). The decision of such neutral Third Party shall be in writing and shall be binding upon the Parties. The costs and expenses of engaging such neutral Third Party shall be borne by the non-prevailing Party in such proceeding.

     12.6) Rights of Pharmacia Upon Regularly Scheduled Termination. Upon the expiration of all of Pharmacia’s payment obligations under this Agreement with respect to a particular country, Pharmacia shall have a fully paid-up, non-exclusive license under the Nastech Technology to make, have made, sell, offer for sale, use and import Licensed Products in the Field in such country.

     12.7) Grant Backs to Nastech. In the event Pharmacia terminates this Agreement pursuant to Section 12.2 or Nastech terminates this Agreement pursuant to Section 12.3 or 12.4,

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then Pharmacia’s rights under the Licenses (and any ancillary rights derived therefrom) shall terminate and

a)	At Nastech’s request, Pharmacia shall promptly collect and return, and cause its Affiliates and Sublicensees to collect and return, to Nastech or, at Nastech’s request, destroy, all documents provided by Nastech and containing Nastech Confidential Information (provided that one copy may be retained in its confidential legal files for the sole purpose of determining its continuing obligations under Section 11 hereof), and shall immediately cease, and cause its Affiliates and Sublicensees to cease, all further use of the Nastech Confidential Information;

b)	Pharmacia shall use Commercially Reasonable and Diligent Efforts to provide, at Nastech’s expense, all cooperation and assistance reasonably requested by Nastech to enable Nastech (or its nominee) to assume with as little disruption as reasonably possible, the Development and/or Commercialization of all Collaboration Product then being Commercialized or in clinical Development. Such cooperation and assistance shall be provided in a timely manner (having regard to the nature of the cooperation or assistance requested) and shall include without limitation:

(i)	Nastech shall have an exclusive license (which shall include the right to grant sublicenses) from Pharmacia under Pharmacia Technology existing at the time of termination and reasonably necessary to Develop, make, have made, use, import, offer to sell and sell in the Field the specific Collaboration Product then being Commercialized or in clinical Development.

(ii)	Pharmacia shall transfer to Nastech (or its nominee) all Regulatory Approvals and regulatory filings (including applications for Regulatory Approvals) made or obtained by Pharmacia or its Affiliates or any of its Sublicensees to the extent relating to Collaboration Product then being Commercialized or in clinical Development.

(iii)	Pharmacia shall grant an exclusive license (which shall include the right to grant sublicenses) to Nastech to use Product Marks, and any domain names containing Product Marks, solely in connection with the manufacture, importation, use, offer for sale or sale of Collaboration Product for use in the Field. Following such grant, Pharmacia shall not, and shall not grant any rights to any Third Party to, use the Product Mark.

(iv)	Pharmacia shall transfer to Nastech (or its nominee) a copy of all information in its possession or under its control relating to any Collaboration Product then being Commercialized or in clinical Development and reasonably necessary or desirable for its continued Development and/or Commercialization including without limitation all information contained in the regulatory and/or safety databases, all in the format then currently maintained by Pharmacia; provided, however, nothing in this Section 12.7(b)(iv) shall be deemed to expand the scope of the license granted to Nastech pursuant to Section 12.7(b)(i)

(v)	Pharmacia shall transfer to Nastech the Pharmacia Know-How that is reasonably necessary to enable Nastech (or its nominee) to manufacture the Collaboration Product following termination of this Agreement in the manner in which such products are being manufactured as of the date of termination, but only to the extent Pharmacia Controls such Pharmacia Know-How. In the event that the Collaboration Product is being manufactured by a Third Party as of the time notice of termination is delivered (the “Termination Notice Date”), such transfer may be by assignment to Nastech of Pharmacia’s rights under its agreement with the Third Party manufacturer, if permitted under the applicable agreement and Pharmacia shall exercise Commercially Reasonable and Diligent Efforts to secure the right to effect such assignment by the express terms of such agreement. Any technology transfer activities pursuant to this Section 12.7 shall be at Nastech’s expense. Any Pharmacia Know-How transferred pursuant to this Section 12.7(b)(v) shall, for the avoidance of doubt, remain part of Pharmacia’s Confidential Information. Nastech agrees to use such Pharmacia Know-How solely for the purposes of manufacturing the specific Collaboration Product then being Commercialized or in clinical Development.

(vi)	Pharmacia shall use Commercially Reasonable and Diligent Efforts to assign to Nastech such sublicenses related to Collaboration Product and/or subcontracts relating to significant services to be performed by Third Parties related to Development or Commercialization of Collaboration Product, as reasonably requested by Nastech and to secure the right to effect such assignment by the express terms of such sublicenses and subcontracts.

(vii)	In the event that Pharmacia or any of its Affiliates is responsible for manufacturing Collaboration Product as of the Termination Notice Date, Pharmacia will, for a period not to exceed two (2) years following such date supply Nastech with sufficient quantities of the Collaboration Product to enable Nastech to continue the Commercialization of the Collaboration Product in accordance with the scope of the Global Commercialization Plan as it existed as of the Termination Notice Date; provided, however, nothing contained in this Section shall require Pharmacia to increase its scale of manufacturing beyond the scale envisaged by such Global Commercialization Plan as of the Termination Notice Date. Pharmacia shall supply the Collaboration Product at a price equal to Pharmacia’s FAMC, and upon other reasonable and customary terms as to forecasting, shipment, delivery and similar matters as may be agreed. It is understood that any capital expenditures required to be made by Pharmacia in order to enable Pharmacia to supply Collaboration Product in the quantities contemplated by the forecasts to be provided by Nastech shall be included in Pharmacia’s FAMC and fully amortized over the period in which Pharmacia supplies Collaboration Product to Nastech.

The Parties shall use Commercially Reasonable and Diligent Efforts to complete the transition of the Development and Commercialization of the Collaboration Product from Pharmacia to Nastech pursuant to this Section 12.7 as soon as is reasonably possible.

For the avoidance of doubt, Nastech shall not be required to provide Pharmacia any consideration in exchange for the licenses or other rights to be granted to it pursuant to this Section 12.7; provided, however, (i) Nastech shall be solely responsible for paying any royalties, fees or other consideration that Pharmacia may be obligated to pay to a Third Party in respect of any such transfer or sublicense to Nastech of such licenses or other rights, (ii) for the avoidance of doubt, nothing in this paragraph shall limit Nastech’s obligation to reimburse Pharmacia for any costs reasonably incurred in performing any of its obligations pursuant to Section 12.7(b), and (iii) Nastech shall be responsible for paying Pharmacia certain royalties based on its sales of Collaboration Product in accordance with and subject to the provisions of Section 12.9(b).

     12.8) Other Residual Rights. Upon termination of this Agreement, except as specifically provided herein to the contrary, all rights and obligations of the Parties under this Agreement shall cease, except as otherwise provided in this Article 12 and as follows:

a)	Obligations to pay amounts accruing hereunder up to the date of termination or thereafter, including royalties on all Collaboration Product manufactured up to the date of termination;

b)	The obligations regarding confidentiality as set forth in Article 11;

c)	All obligations for record keeping and accounting reports;

d)	The Parties’ right to inspect books and records of each other as set forth in herein;

e)	The Parties’ rights with respect to the ownership of intellectual property as set forth in Sections 10.2 and 10.3;

f)	Obligations of defense and indemnity, which obligations shall continue in full force and effect for an unlimited period, subject to Section 17.13;

g)	The Parties’ rights and obligations (including with respect to any representations or warranties herein made) arising prior to the effective date of such termination, or as a result of such termination, or which may thereafter come into being as the result of the breach of any of the terms or conditions of this Agreement that survive the termination of this Agreement pursuant to this Section 12.8;

h)	The Parties’ rights and immunities pursuant to the disclaimers set forth in this Agreement, including under Section 14.6 hereof;

i)	The Parties’ rights and immunities pursuant to the limitations of liability set forth in this Agreement, including under Section 17.13 hereof.

     12.9) Certain Consequences of Termination.

(a)	In the event Pharmacia terminates this Agreement pursuant to Sections 12.3 or 12.4, then (i) Pharmacia’s rights under the Licenses (and any ancillary rights derived therefrom) shall survive termination (provided that such license shall be fully sublicensable), and (ii) Pharmacia shall pay Nastech royalties on Net Sales of Collaboration Product following the effective date of such termination at a rate which is [*] of the rate that would otherwise be payable pursuant to Article 9 if this Agreement had not been terminated.

(b)	In the event that Nastech terminates this Agreement pursuant to Sections 12.3 or 12.4, in consideration of and subject to Pharmacia’s performance of its obligations under Section 12.7, Nastech shall pay Pharmacia a royalty equal to [*] of net sales of Collaboration Product following the effective date of termination (with such net sales being determined by applying the definition of Net Sales mutatis mutandis to any sales of Collaboration Product by Nastech, its Affiliates or any of their licensees); provided, however, that in the event that Nastech terminates this Agreement pursuant to Section 12.3 prior to the First Commercial Sale, such royalty shall terminate when the aggregate of all royalty payments made by Nastech to Pharmacia pursuant to this Section 12.9 (b) equals [*] of the sum of (i) all payments made by Pharmacia pursuant to Sections 8.1 and 8.3, and (ii) all Development Costs incurred by Pharmacia pursuant to this Agreement.

(c)	Any royalty payments payable pursuant to Sections 12.9(a) or 12.9(b) shall terminate, on a country-by-country basis, upon the later of (i) last to expire Nastech Patent which contains at least one Valid Claim which claims the composition of the Compound or a pharmaceutical preparation containing the same, or the use of the Compound or such preparation in the Field, and (ii) the earlier of (x) [*] from First Commercial Sale of such Collaboration Product in such country (or, in the case of countries in the European Union, [*] from first

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[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

commercial sale of such Collaboration Product in any country in the European Union) , and (y) sale by a Third Party who is not a Sublicensee of Licensed Product or a licensee of Nastech in an amount equal to or greater than 15% of unit sales (calculated on a relevant per day or per treatment basis) of Collaboration Product sold in such country

     12.10) Disposal of Inventory. Upon termination of this Agreement for any reason Pharmacia shall be free to sell its remaining and then existing inventory of Collaboration Product, together with any additional quantities of Collaboration Product which Pharmacia is obligated to purchase from Nastech under the Supply Agreement; provided, however, that Pharmacia shall be obligated to pay Nastech the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement.

     12.11) Preservation of Rights upon Termination. The rights set out in this Article 12 are without prejudice to any other rights a Party may have in respect of any such termination.

ARTICLE 13

DISPUTE RESOLUTION

     13.1) Non-Binding Mediation. In the event of any controversy or claim arising out of relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder (other than those to be resolved pursuant to Sections 3.3(b) and 5.5), the Parties shall try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) Business Days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter within the said ten (10) Business Days, either Party may refer the matter by written notice to the other to the President, Global Prescription Business of Pharmacia or his designee and the Chief Executive Officer of Nastech or his designee for discussion and resolution. If such individuals or their designees are unable to resolve such dispute within thirty (30) days of such written notice, the Parties shall refer the dispute to mediation in New York, New York before resorting to litigation. Such mediation shall be conducted pursuant to the commercial mediation rules of the American Arbitration Association. If any unresolved matter is not resolved within 30 days following referral to non-binding mediation pursuant to this Section 13.1, either Party may, subject to Sections 17.5 and 17.13, seek any remedy, at law or in equity that may be available.

ARTICLE 14

REPRESENTATIONS, WARRANTIES AND COVENANTS

     14.1) Representation of Authority; Consents. Nastech and Pharmacia each represent and warrant to the other Party that as of the Execution Date (a) it has full right, power and authority to enter into this Agreement, (b) this Agreement has been duly executed by such Party, (c) so far as it is aware (not having taken legal advice in jurisdictions other than the USA) (i) this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, subject to all limitations of bankruptcy, liquidation, reorganization, insolvency, moratorium and enforcement of creditors’ rights generally, general principles of equity (including without limitation those relating to specific performance, injunctions and other remedies) and public policy constraints (including those pertaining to limitations and/or exclusions of liability, competition law, penalties and jurisdictional issues including conflicts of laws), and (ii) all necessary consents, approvals and authorizations of all government authorities and other persons and entities required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been and shall be obtained.

     14.2) No Conflict. Each Party represents to the other Party that as of the Execution Date notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate such Party’s corporate charter and bylaws or any requirement of applicable laws or regulations and (b) do not and shall not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation of such Party.

     14.3) Knowledge of Pending or Threatened Litigation. Each Party represents and warrants to the other Party that as of the Execution Date there is no claim, investigation, suit, action or proceeding pending against it and of which it has received written notice or, to the knowledge of such Party, threatened against it before or by any governmental entity or arbitrator that, individually or in the aggregate, could reasonably be expected to materially impair the ability of such Party to perform any obligation under this Agreement; provided that the foregoing representation and warranty does not apply to interference proceedings before the United States Patent and Trademark Office, opposition proceedings before the European Patent Office or any similar or analogous proceeding before any similar competent authority responsible for issuing patents (and including appeals from the same).

     14.4) Additional Representations and Warranties of Nastech. Nastech further represents and warrants to Pharmacia, as of the Execution Date, as follows:

a)	Nastech is the exclusive owner of the Patent Rights listed on Schedule A.

b)	Nastech has not entered into any Third Party License Agreements prior to the Execution Date.

c)	To the best of Nastech’s knowledge, the inception, development and reduction to practice of the Nastech Owned Patents and Nastech Know-How has not constituted or involved the misappropriation of trade secrets of any Third Party.

d)	To the best of Nastech’s knowledge, the importation, manufacture, use and sale of the initial Collaboration Product in the Field does not and will not infringe the Patent Rights or other intellectual property rights of any Third Party.

e)	To the best of Nastech’s knowledge, none of the Nastech Owned Patents is invalid or unenforceable. No claim has been made against Nastech in writing asserting the invalidity, misuse, unregisterability, unenforceability or non-infringement of any of the Nastech Owned Patents or challenging its right to use or ownership of any of the Nastech Owned Patents or making any adverse claim of ownership thereof.

f)	Nastech has disclosed to Pharmacia all material information in Nastech’s Control or otherwise known to Nastech or its Affiliates with respect to the safety or efficacy of Licensed Product in the Field, or any human risk factors related thereto, as well as all pre-clinical and clinical data related to Licensed Product for use in the Field, and no such information and data has been falsified as to which Nastech is aware or after a reasonable investigation should have been aware.

g)	Nastech has not granted, and during the period between the Execution Date and the Effective Date will not grant, any license to any Third Party relating to Nastech Technology or Licensed Product for use in the Field.

     14.5) Additional Warranty by Pharmacia. Pharmacia represents and warrants to Nastech, as of the Execution Date, that:

a)	Pharmacia has, prior to the Execution Date, provided Nastech with a complete and accurate copy of all estimated and non-binding sales, marketing and distribution plans, five- (5-) year sales forecasts, and regulatory rollout plans prepared by Pharmacia in good faith and existing as of the Execution Date with respect to Collaboration Product. It is understood that such information has been provided to Nastech solely for informational purposes and expressly subject to the provisions of Section 14.6.

b)	Pharmacia will not cause the Licenses to be encumbered by any liens, security interests, or other rights or claims of any Third Party.

     14.6) Disclaimer of Warranty. Except as expressly set forth in this Article 14, neither Party has made, and nothing in this Agreement shall be construed as, a warranty or representation (i) that any Collaboration Product made, used, sold or otherwise disposed of under the Licenses is or will be free from infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights of any Third Party or (ii) regarding the effectiveness, value, prospects for success (whether financial, regulatory or otherwise), safety, non toxicity, patentability, or non-infringement of any patent technology, Licensed Product, Collaboration Product or any information or results provided by either Party pursuant to this Agreement. Each Party explicitly accepts all of the same as experimental and for development purposes, and without any express or implied warranty from the other Party. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE OTHER AGREEMENTS (as such term is defined in Section 11.7 hereof), EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES, AND RENOUNCES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WHETHER WRITTEN OR ORAL, OR ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO NONINFRINGEMENT, VALUE, ADEQUACY, FREEDOM FROM FAULT, QUALITY, EFFICIENCY, SUITABILITY, CHARACTERISTICS OR USEFULNESS, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     14.7) Notwithstanding Sections 14.6 or 17.13, nothing in this Agreement limits or excludes any Party’s liability for fraud or for death or personal injury caused by that Party’s own negligence.

ARTICLE 15

INDEMNIFICATION

     15.1) Indemnification.

a)	Pharmacia. Pharmacia agrees to defend Nastech and its Affiliates, at Pharmacia’s cost and expense, and will indemnify and hold Nastech and its Affiliates and their respective directors, officers, employees and agents (the “Nastech Indemnified Parties”) harmless from and against any losses, costs, damages, fees or expenses (including without limitation reasonable attorneys’ fees) arising out of any Third Party claim (i) relating to any breach by Pharmacia of any of its representations, warranties or obligations pursuant to this Agreement, (ii) relating to the gross negligence or willful misconduct of Pharmacia, or (iii) for personal injury or death caused by Pharmacia’s or its Sublicensees’ manufacture, marketing, use or sale of Collaboration Product, except in each case to the extent such claims are attributable to matters that are indemnified by Nastech under Section 15.1(b) hereof or the Supply Agreement

b)	Nastech. Nastech agrees to defend Pharmacia and its Affiliates, at Nastech’s cost and expense, and will indemnify and hold Pharmacia and its Affiliates and their respective directors, officers, employees and agents (the“Pharmacia Indemnified Parties”) harmless from and against any losses, costs, damages, fees or expenses (including without limitation reasonable attorneys’ fees) arising out of any Third Party claim (i) relating to any breach by Nastech of any of its representations, warranties or obligations pursuant to this Agreement, (ii) relating to the gross negligence or willful misconduct of Nastech, or (iii) for personal injury or death caused by Nastech’s or its licensees’ manufacture, marketing, use or sale of Licensed Product outside the Field, except in each case to the extent such claims are attributable to matters that are indemnifiable by Pharmacia under Section 15.1(a) hereof

     15.2)Indemnification Procedures.The Party seeking indemnification pursuant to this Article 15 (the “Indemnified Party”) shall inform the other Party promptly of any claim for which it intends to seek indemnification and, at the other Party’s request, cooperate fully with the other Party in defending such claim. The Indemnified Party, at its expense, shall have the right to participate in any related suit or proceeding, subject to the ultimate control of the other Party (“Indemnifying Party”). The Indemnifying Party shall have full control over the suit or proceedings, including the right to settle, through counsel of its choice who is reasonably acceptable to the Indemnified Party; provided, however, the Indemnifying Party will not, absent the consent of the Indemnified Party (which consent will not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement that (1) provides for any relief other than the payment of monetary damages for which the Indemnifying Party shall be solely liable and (2) where the claimant or plaintiff does not release the Indemnified Party from all liability in respect thereof. In no event shall a Party be liable pursuant to this Article 15 for any claims that are compromised or settled without its prior written consent.

ARTICLE 16

CONDITIONS

16.1) HSR Filing. To the extent necessary, each of Nastech and Pharmacia shall, within thirty (30) Business Days after the Execution Date, file with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, any notification and report form required of it in the reasonable opinion of both Parties under the HSR Act with respect to the transactions contemplated hereby. The Parties shall cooperate with one another to the extent necessary in the preparation of any notification and report form required to be filed under the HSR Act. Each Party shall be responsible for its own costs, expenses, and filing fees associated with any filing under the HSR Act.

16.2) HSR-Related Definitions. As used in Section 16.1, the following terms have the following meanings:

a)	“DOJ” means the United States Department of Justice.

b)	“FTC” means the United States Federal Trade Commission.

c)	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder.

d)	“HSR Clearance Date” means the earlier of (i) the date on which the FTC shall notify Nastech and Pharmacia of early termination of the applicable waiting period under the HSR Act or (ii) the day after the date on which the applicable waiting period under the HSR Act expires.

e)	“HSR Filing” means filings by Pharmacia and Nastech with the FTC and the Antitrust Division of the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.

ARTICLE 17

MISCELLANEOUS

     17.1) Entire Agreement; Amendments. This Agreement, the Other Agreements, and the Exhibits and Schedules referred to each such agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous understandings, arrangements and agreements with respect to the subject matter hereof, whether written or oral. The Parties acknowledge that the Exhibits and Schedules referred to in this Agreement and the Other Agreements are being simultaneously delivered by the Parties on or before the Execution Date and are incorporated herein by reference. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

     17.2) Notices. Any consent or notice required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier), by a next Business Day delivery service of a nationally recognized overnight courier service or by courier, postage prepaid (where applicable), addressed to such other Party at its address or facsimile number indicated below, or to such other address or facsimile number as the addressee shall have last furnished in writing to the addressor in accordance with this Section 17.2 and shall be effective upon receipt by the addressee.

If to Nastech:	Nastech Pharmaceutical Company, Inc. 45 Adams Avenue Hauppauge, New York 11788 Attention: Office of the President Facsimile No.: (631)-273-0252

If to Pharmacia:	Pharmacia & Upjohn Company 100 Route 206 North Peapack, New Jersey 07977 Attention: Vice President and Associate General Counsel Facsimile No.: (908) 901-1862

with a copy to:	Pharmacia & Upjohn Company 100 Route 206 North Peapack, New Jersey 07977 Attention: Senior Vice President — Global Licensing Facsimile: (908) 901-1813

     17.3) Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, provided, however, that the Party so affected shall use Commercially Reasonable and Diligent efforts to avoid or remove or mitigate such causes of non-performance, and shall continue performance with reasonable dispatch whenever such causes are removed. Each Party shall provide the other Parties with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform in good faith.

     17.4) Compliance with Export Regulations. Neither Party shall export any technology licensed to it by the other Party under this Agreement except in compliance with applicable export Laws.

     17.5) Choice of Law; Jurisdiction. This Agreement shall be governed and interpreted in all respects under the laws of the State of New York, without regard to principles of conflict of laws, except matters of intellectual property law, which shall be determined in accordance with the intellectual property laws relevant to the intellectual property in question. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or the Supply Agreement or any subject matter hereof or thereof. Except as expressly provided in this Section 17.5 with respect to interim equitable relief, and subject to the provisions of Article 13, any action or proceeding arising out of or relating to this Agreement, or any of the transactions contemplated hereby, shall be brought exclusively in the courts of the State of New York, or the United States District Court for the Southern District of New York, located in the Borough of Manhattan, City of New York, and the respective appellate courts with respect thereto, and the Parties hereby irrevocably consent to the personal jurisdiction and venue of the foregoing courts with respect to all such actions and proceedings and waive all defenses inconsistent with the terms of this Section 17.5. Each Party hereby further irrevocably waives, to the fullest extent permitted by applicable Law, all rights to trial by jury in any such action or proceeding, whether based upon contract, statute, tort or otherwise. The Parties hereby acknowledge that a breach of its obligations may cause irreparable harm and that damages as a remedy for any such breach may be inadequate. The Parties hereby agree that, in the event of any such breach, in addition to all other available remedies under this Agreement (which, except as and to the extent otherwise expressly herein provided shall be cumulative and not exclusive of any rights or other remedies in equity or in law), the non-breaching Party shall have the right to seek interim equitable relief in an appropriate forum to enforce such obligations.

     17.6) Assignment. This Agreement may not be assigned or otherwise transferred by any Party without the consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that either Nastech or Pharmacia may, without such consent, assign its rights and obligations under this Agreement (a) to any Affiliate, provided such interest shall be retransferred to the relevant Party if such entity ceases to be an Affiliate of such Party, and provided further that the assigning Party shall guarantee the performance of such Affiliate, (b) in connection with a merger, consolidation or sale of substantially all of such Party’s assets to a Third Party of good financial standing; provided, however, that such Party’s rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including without limitation those business assets that are the subject of this Agreement or (c) if a Party or its Affiliates divests a Collaboration Product in order to comply with the Law or the requirements of any governmental agency or authority as a result of merger or acquisition, provided,that (i) the assignee shall be of good financial standing, and (ii) [*]. In cases where Pharmacia is required to obtain Nastech’s consent to a proposed assignment or other transfer pursuant to the provisions of this Section 17.6, it shall not be unreasonable for Nastech to withhold such consent if the proposed Third Party assignee is engaged in the development, marketing, sales, or other commercialization of [*] in the Field. Any permitted successor, assignee or other transferee hereunder shall assume all rights and obligations of its predecessor, assignor or other transferor under this Agreement; accordingly, all references to the predecessor, assigning or transferring Party shall be deemed references to the successor, assignee or transferee to whom the Agreement is so transferred or assigned. Any purported assignment or other transfer not in compliance with this Section 17.6 will be null and void.

     17.7) Consequences of a Triggering Event.

a)	If a Triggering Event occurs at any time during the period from the Execution Date until [*], Pharmacia shall promptly notify Nastech in writing. Upon the

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

written request of Nastech delivered to Pharmacia [*], the Parties shall promptly meet to discuss in good faith [**]

     17.8) Non-Solicitation. After the Execution Date and until the expiration or termination of this Agreement, neither Party or its Affiliates shall solicit any employee of the other Party or its Affiliates with whom it has come in contact or interacted for the purposes of the performance of this Agreement to leave the employment of the other Party and accept employment with the first Party.

     17.9) Joint Committees. Members of the Development Oversight Committee, the Commercialization Committee and any subcommittees thereof shall be, and shall remain, employees of Nastech or Pharmacia, as the case may be.

     17.10) No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

     17.11) Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

     17.12) Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the invalid, illegal or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable one. If the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions, the Parties shall negotiate in good faith an orderly termination of this Agreement consistent with the principles set out in Article 12.

     17.13) No Consequential Damages. UNLESS RESULTING FROM A PARTY’S WILLFUL MISCONDUCT, NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS OR PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS, ANTICIPATED PROFITS, LOST GOODWILL, LOST REVENUE, LOST PRODUCTION, LOST CONTRACTS AND LOST OPPORTUNITY, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 17.13 IS INTENDED TO LIMIT OR RESTRICT ANY PAYMENT OBLIGATION OR THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

[**] Information contained on approximately three pages has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such information has been requested.

     17.14) General Provisions.

a)	Any amendment or waiver of this Agreement shall not be binding on the Parties unless set out in writing, expressly to amend or waive this Agreement, and signed by each of the Parties.

b)	No person or entity other than Nastech, Pharmacia or their respective Affiliates, Sublicensees and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

c)	A waiver (whether express or implied) by one of the Parties of any of the provisions of this Agreement or of any breach of or default by the other Party in performing any of those provisions shall not constitute a continuing waiver and that waiver shall not prevent the waiving Party from subsequently enforcing any of the provisions of this Agreement not waived or from acting on any subsequent breach of or default by the other Party under any of the provisions of this Agreement.

d)	Each Party undertakes, at the request and cost of the other, to execute all documents and to do all other acts, which may be reasonably necessary to give full effect to this Agreement.

e)	Each Party shall pay its costs and expenses incurred by it in connection with the entering into and completion of this Agreement.

f)	It is expressly agreed that for tax, legal or other purposes (i) this Agreement or any portion of this Agreement shall not be considered to be a partnership agreement, and (ii) the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Nastech nor Pharmacia shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

g)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     [17.15) Employees and Agents. Each Party shall be responsible for all acts, errors and omissions of its Affiliates, and in the case of Pharmacia its Sublicensees, as well as such Party’s and its Affiliates’ employees acting within the scope of their employment, in each case which relate to this Agreement and which would constitute a breach of this Agreement if done directly by such Party..

     17.16) Patent Markings on Collaboration Product. All Units of Collaboration Product offered for sale by Pharmacia or any of its Sublicensees, and all packaging materials used in connection therewith, shall feature a clear and conspicuous display of all patent and other restrictive and proprietary notices and legends applicable to the Nastech Technology in conformity with customary industry practice and applicable Law. All such notices shall include the number of any applicable Patents and identify Nastech (or where a Joint Patent, Nastech and Pharmacia) or its designee as the Patent owner.

     17.17) Whole Agreement. Each Party acknowledges that in entering into this Agreement it has not relied on any representation, warranty, collateral contract or other assurance (except those expressly set out in this Agreement or the Other Agreements together with the Exhibits and Schedules) made by or on behalf of any other Party before the signature of this Agreement. Each Party waives all rights and remedies which, but for this Section, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance..

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

PHARMACIA & UPJOHN COMPANY

By:
Christopher Coughlin Executive Vice President and Chief Financial Officer

NASTECH PHARMACEUTICAL COMPANY, INC

By:

Name:

Title:

SCHEDULE A

NASTECH OWNED PATENTS

     Intranasally Delivered Apomorphine Technology & Patents and/or Applications Technology

Patent Portfolio of Nastech

Title	Inventor(s)	Application No	Filing Date	Priority
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

SCHEDULE B

TARGET PRODUCT PROFILE

[*]

[*] Information contained on approximately one and one-quarter pages (beginning on this page) has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such information has been requested.

SCHEDULE 2.4

[*]

[*] Information contained on approximately two pages (beginning on this page) has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such information has been requested.

SCHEDULE 4.3

[*]

[*] Information contained on approximately two pages (beginning on this page) has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such information has been requested.

SCHEDULE 4.5

ONGOING PRE-CLINICAL AND CLINICAL STUDIES]

[*]

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

SCHEDULE 9.1

EXAMPLE OF ROYALTY CALCULATION

[*]

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

SCHEDULE 12.5

Assumptions:

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.